UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-2

The Beachbody Company, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

400 Continental Blvd, Suite 400

El Segundo, California 90245

LETTER TO STOCKHOLDERS

    , 2023

Dear Stockholder:

You are cordially invited to attend this year’s annual meeting of stockholders of The Beachbody Company, Inc. on Thursday, November 20, 2023, at 11 a.m. Pacific Time. The annual meeting will be a completely “virtual” meeting. You will be able to attend the annual meeting, as well as vote and submit your questions during the live webcast of the meeting, by visiting www.proxydocs.com/BODY and following the Registration instructions. Upon entry of your control number and other required information, you will receive further instructions via email, that provides you access to the Annual Meeting and to vote and submit questions during the Annual Meeting. Details regarding admission to the annual meeting and the business to be conducted at the annual meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the annual meeting, your vote is very important and we encourage you to vote promptly. You may vote by either marking, signing and returning the enclosed proxy card or using telephone or internet voting. For specific instructions on voting, please refer to the instructions on your enclosed proxy card. If you attend the annual meeting, you will have the right to revoke the proxy and vote your shares virtually at the meeting. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.

Sincerely yours,

/s/

CARL DAIKELER

CHIEF EXECUTIVE OFFICER

THE BEACHBODY COMPANY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 20, 2023

When	Monday, November 20, 2023, at 11 a.m. PT		How to Vote in Advance
Where	Virtually at www.proxydocs.com/BODY	By Mail	Complete, sign, date and return your proxy card or voting instruction form in the postage-paid envelope provided

Proposal 1	Election of nine nominees named in the proxy statement to serve on the Board of Directors. The Board of Directors recommends a vote “FOR” each nominee.	By Internet	You can vote your shares online at www.proxyvote.com

Proposal 2	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023. The Board of Directors recommends a vote “FOR.”	By Phone	You can vote your shares by calling 866-750-0049

Proposal 3	Advisory approval of the Company’s executive compensation. The Board of Directors recommends a vote “FOR.”

Proposal 4	Authorization of the Board to amend the Company’s amended and restated certificate of incorporation to effect a reverse stock split of all of the Company’s issued and outstanding common stock by a ratio in the range of 1-for-10 to 1-for-50. The Board of Directors recommends a vote “FOR.”

Any other business which may properly come before the annual meeting or any adjournment or postponement. In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to questions of general interest to stockholders.		Your vote is important. Please vote as soon as possible by one of the methods shown above. Be sure to have your proxy card, voting instruction form or notice of Internet availability in hand and follow the below instructions:

Who Can Vote	Only owners of record of the Company’s issued and outstanding common stock as of the close of business on September 22, 2023. Each share of common stock is entitled to one vote.	IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 20, 2023

Date of Mailing	We intend to mail a Notice of Internet Availability of Proxy Materials on or about October 11, 2023.

In accordance with rules and regulations adopted by the Securities and Exchange Commission, we have elected to furnish our proxy materials to stockholders by providing access to the materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the Internet Availability Notice) has been mailed to the majority of our stockholders, while other stockholders have instead received paper copies of the documents accessible on the Internet. It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting. If you are the registered holder of your shares and are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Internet Availability Notice previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the Notice of Internet Availability of Proxy Materials used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders of record at www.proxydocs.com/BODY during the Annual Meeting.

THE BEACHBODY COMPANY, INC.

BY ORDER OF THE BOARD OF DIRECTORS

/s/

MARK GOLDSTON

EXECUTIVE CHAIRMAN

El Segundo, California

Dated:     , 2023

i

THE BEACHBODY COMPANY, INC.

400 Continental Blvd, Suite 400

El Segundo, California 90245

PROXY STATEMENT SUMMARY

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of The Beachbody Company, Inc., a Delaware corporation (the “Company” or “BODi”), for use at the Annual Meeting of Stockholders. This Proxy Statement and related materials are first being mailed to stockholders on or about      , 2023. References in this Proxy Statement to “we,” “us,” “our,” or the “Company” refer to The Beachbody Company, Inc. and its consolidated subsidiaries, and references to the “Annual Meeting” are to the 2023 annual meeting of stockholders. When we refer to the Company’s fiscal year, we mean the annual period ended on December 31, 2022. This Proxy Statement covers our 2022 fiscal year, which was from January 1, 2022 through December 31, 2022, or fiscal 2022.

This summary highlights information contained elsewhere in this proxy statement and does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.

Our Annual Meeting

Date and Time	November 20, 2023, at 11 a.m. PT	Place	Virtually at www.proxydocs.com/BODY.
Record Date	September 22, 2023	Who Can Vote	Only owners of record of the Company’s issued and outstanding Common Stock as of the close of business on September 22, 2023. Each share of Class A Common Stock is entitled to one vote. Each share of Class X Common Stock is entitled to ten votes.

Number of Shares Outstanding as of Record Date	176,264,868 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A common stock”) and 136,450,256 shares of the Company’s Class X common stock, $0.0001 per share (“Class X common stock” and, together with Class A Common Stock, “Common Stock”)

At the Annual Meeting, the stockholders of the Company will be asked to vote on the four proposals below. Your vote is very important. Accordingly, whether or not you plan to attend the Annual Meeting, you should vote by using one of the methods described in these proxy materials. You may vote your shares at the Annual Meeting by voting via the Internet or by telephone as described in these proxy materials or by having your shares represented at the Annual Meeting by a valid proxy. If your shares are not registered directly in your name (e.g., you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions detailed on the notice or voting instruction form you receive from your broker or other nominee. Stockholders may submit questions by following the instructions available on the website for the

Annual Meeting. A list of all stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices.

Item	Proposals	Board Vote Recommendations		Page#
1	Election of nine directors.	✓	FOR each director nominee	5

2	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2023.	✓	FOR	17

3	Advisory approval of the Company’s executive compensation.	✓	FOR	55

4	Authorization of the Board to amend the Company’s amended and restated certificate of incorporation to effect a reverse stock split of all of the Company’s issued and outstanding common stock by a ratio in the range of 1-for-10 to 1-for-50.	✓	FOR	56

Any stockholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting. Subject to revocation, the proxy holders will vote all shares represented by a properly executed proxy received in time for the Annual Meeting in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendation of the Board.

The expenses of preparing, assembling, printing and mailing the Internet Availability Notice, this Proxy Statement and the materials used in the solicitation of proxies will be borne by the Company. Proxies will be solicited through the Internet and the mail and may be solicited by our officers, directors and employees in person or by telephone, email or facsimile. They will not receive additional compensation for this effort. We do not anticipate paying any compensation to any other party for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners. The Company may retain the services of a proxy solicitation firm if, in the Board’s view, it is deemed necessary or advisable. Although the Company does not currently expect to retain such a firm, it estimates that the fees of such firm could be up to $20,000, plus out-of-pocket expenses, all of which would be paid by the Company.

Quorum Requirements

In order to constitute a quorum for the conduct of business at the Annual Meeting, the holders of a majority in voting power of Common Stock entitled to vote at the Annual Meeting must be present at the meeting or represented by proxy. Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Required Vote

Each share of our Class A Common Stock outstanding on the record date is entitled to one vote on each of the nine director nominees and one vote on each other matter. Each share of our Class X Common Stock outstanding on the record date is entitled to ten votes on each of the nine director nominees and ten votes on each other matter.

For Proposal 1, the election of directors, the nominees to serve as directors will be elected by a plurality of the votes cast by the stockholders entitled to vote at the election (meaning that the nine director nominees who receive the highest number of shares voted “for” their election are elected). You may vote “For” or “Withhold” with respect to each director nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have no effect on the election of directors.

For Proposal 2, Proposal 3 and Proposal 4, approval of each proposal requires the affirmative vote of at least a majority of the votes cast (meaning the number of shares voted “for” a proposal must exceed the number of shares voted “against” such proposal). You may vote “For,” “Against” or “Abstain” from voting on each of these proposals. Any shares of Common Stock that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to these proposals. For Proposal 3, because your vote is advisory, it will not be binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee will consider the outcome of the vote when making future decisions regarding the compensation of our named executive officers.

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. Broker non-votes, if any, will have no effect on Proposal 1 regarding the election of directors. For Proposal 3, broker non-votes, if any, will not be counted in determining the number of votes cast and will have no effect on the approval of the proposal. Proposal 2 and Proposal 4 are each a routine matter and no broker non-votes are expected to exist in connection with these proposals. If your shares are held in an account at a bank or brokerage firm, that bank or brokerage firm may vote your shares of Common Stock on Proposal 2 and Proposal 4, but will not be permitted to vote your shares of common stock with respect to Proposal 1 or Proposal 3, unless you provide instructions as to how your shares should be voted. However, we also understand that certain brokerage firms have elected not to vote even on “routine” matters without your voting instructions. If your broker or other nominee has made this decision and you do not provide voting instructions, your vote will not be cast and will have no effect on the vote of the four proposals at this Annual Meeting. Accordingly, we urge you to direct your broker or other nominee how to vote by returning your voting materials as instructed or by obtaining a proxy from your broker or other nominee in order to vote your shares in person at the special meeting.

If an executed proxy card is returned by a bank or broker holding shares which indicates that the bank or broker has not received voting instructions and does not have discretionary authority to vote on the proposals, the shares will not be considered to have been voted in favor of the proposals. Your bank or broker will vote your shares on Proposal 1 or Proposal 3 only if you provide instructions on how to vote by following the instructions they provide to you. Accordingly, we encourage you to vote promptly, even if you plan to attend the virtual Annual Meeting.

Additional Information Regarding the Internet Availability of Our Proxy Materials

We are pleased to take advantage of SEC rules that allow companies to furnish their proxy materials over the Internet. Accordingly, we sent to the majority of our stockholders an Internet Availability Notice regarding the Internet availability of the proxy materials for this year’s Annual Meeting. Other stockholders were instead sent paper copies of the proxy materials accessible on the Internet. Instructions on how to access the proxy materials over the Internet or to request a paper copy can be found in the Internet Availability Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by going to www.proxyvote.com and following the instructions or calling 1-866-648-8133. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates or changes such election.

Please note that you cannot vote your shares by filling out and returning the Internet Availability Notice. The Internet Availability Notice does, however, include instructions on how to vote your shares.

If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” In that case, either the Internet Availability Notice or the Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 have each been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In such case, either a notice similar to the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 should have been provided (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

PROPOSAL 1: ELECTION OF NINE DIRECTORS

✓	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES LISTED BELOW.

General

Our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) provides that directors shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with our Certificate of Incorporation. At this Annual Meeting, our stockholders will have an opportunity to vote for nine director nominees. The Board has nominated Mmes. Conlin, Frank and Lundy and Messrs. Daikeler, Goldston, Heller, Mayer, Salter and Van de Bunt as directors with a term that would expire at the 2024 annual meeting of stockholders.

Mmes. Conlin, Frank and Lundy and Messrs. Daikeler, Goldston, Heller, Mayer, Salter and Van de Bunt currently serve as members of our Board of Directors and have agreed to serve if elected. In the event the nominees named herein are unable to serve or decline to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees.

Required Vote

Directors shall be elected by a plurality of the votes cast (meaning that the nine director nominees who receive the highest number of shares voted “for” their election are elected). “Withhold” votes and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of the nominees.

Recommendation of the Board of Directors

The Board unanimously recommends that the stockholders vote FOR the election of the director nominees, Mary Conlin, Carl Daikeler, Kristin Frank, Mark Goldston, Michael Heller, Ann Lundy, Kevin Mayer, John Salter and Ben Van de Bunt. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of all the director nominees.

Election of nine directors	✓	OUR BOARD RECOMMENDS YOU VOTE “FOR” EACH DIRECTOR NOMINEE

	Committee Membership
Name	Age	Director Since	Board of Directors	Audit	Compensation	Nominating and Corporate Governance
Mary Conlin	58	2021	✓	✓	✓
Carl Daikeler	59	1998	✓
Kristin Frank	57	2021	✓		✓	✓
Mark Goldston	68	2023	✓
Michael Heller	59	2012	✓			✓
Ann Lundy	53	2023	✓	✓
Kevin Mayer	61	2021	✓	✓
John Salter	46	2018	✓			✓
Ben Van de Bunt	61	2019	✓		✓	✓

Information About Our Director Nominees

The following table and biographical information sets forth certain information of the director nominees. Such information is current as of September 14, 2023. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should be nominated to serve on our Board of Directors in light of our business.

Name	Age	Position	Director Since
Carl Daikeler	59	Co-Founder, Chief Executive Officer and Director	1998
Mark Goldston	68	Executive Chairman	2023
Mary Conlin	58	Director	2021
Kristin Frank	57	Director	2021
Michael Heller	59	Director	2012
Ann Lundy	53	Director	2023
Kevin Mayer	61	Director	2021
John Salter	46	Director	2018
Ben Van de Bunt	61	Director	2019

Carl Daikeler has served as our Chief Executive Officer and a member of our Board since he co-founded BODi in 1998, and as our Chairman from 1998 to June 2023. Prior to BODi, Mr. Daikeler worked at Guthy-Renker, a multinational direct marketing company, assisting with new products for infomercials. He also runs the Beachbody Foundation, a non-profit organization contributing to a number of foundations such as the International Justice Mission, Hope Of The Valley, NAACP, The Lakota Tribe, Upward Bound House, Go Campaign, and Save-A-Warrior (SAW). Mr. Daikeler obtained a B.A. from Ithaca College. We believe Mr. Daikeler is qualified to serve on our Board due to his extensive business and leadership experience and, in particular, his experience leading BODi.

Mark Goldston has served as our Executive Chairman since June 2023. Mr. Goldston has served as the chairman, chief executive officer and founder of The Goldston Group, a venture capital and strategic advisory firm, since November 2013. Mr. Goldston has also served as general partner of Athletic Propulsion Labs, a luxury performance athletic footwear company, since March 2009 and as co-founder and general partner of Javergo Partners, LLC, a strategic advisory firm, since March 2020. Mr. Goldston has also served as a board member, strategic advisor and investor of TuneGO, a technology platform and interactive community for music artists, since March 2015 and as a strategic advisor and shareholder of Fresh Brothers Pizza. Prior to that, from March 1999 to November 2013 Mr. Goldston served as the chairman and chief executive officer of United Online, a former public Internet access company, and its predecessor company, NetZero. Mr. Goldston obtained a B.S. in business administration from The Ohio State University and an M.B.A. from the Northwestern University Kellogg School of Management. We believe Mr. Goldston is qualified to serve on our Board due to his extensive financial and leadership experience with public companies and fitness brands.

Mary Conlin has served as a member of our Board since June 2021. From 2001 to 2007 Ms. Conlin served as Director and Head of Marketing & Corporate Communications for Pixar Animation Studios, a computer animation studio, which was acquired in 2006 by The Walt Disney Company, and has since retired. Prior to Pixar, from 1990 to 1996 and from 1998 to 1999 she served as Director of International Distribution and Director of Worldwide Promotions for the theatrical division at Warner Bros. Pictures, a multinational film production company. Ms. Conlin started her career in advertising at VMLY&R, a global advertising company, formerly known as Young & Rubicam. Since May 2020 she has served on the board of directors for Daily Journal Corp, a public publishing and technology company. Ms. Conlin obtained a B.A. from Princeton University and an M.B.A. from Harvard University. We believe Ms. Conlin is qualified to serve on our Board due to her extensive leadership and marketing experience.

Kristin Frank has served as a member of our Board since November 2021. Ms. Frank has served as Chief Executive Officer of AdPredictive, a customer intelligence platform, since March 2020 and before that as

President from September 2018 to February 2020. She has also served on the board of directors of Brightcove, Inc., a leading global provider of cloud services for video, since May 2018 and Gaia, Inc., a global video streaming service and community, since October 2013. Prior to AdPredictive, from 1995 to 2017 Ms. Frank served at Viacom, a former media conglomerate now operating as Paramount Global, in various capacities as a member of its executive and regional teams, serving most recently as the Chief Operating Officer of the division overseeing revenue, strategy, and operations for MTV. Ms. Frank also served as the Executive Vice President and Head of Digital for the Music and Entertainment Division, and before that as the Regional Vice President of Content Distribution and Marketing, the Chief Operating Officer of LOGO, and the General Manager of MTV and VH1 Digital Media. Ms. Frank obtained a B.B.A. in Finance from the University of Iowa. We believe Ms. Frank is qualified to serve on our Board due to her extensive leadership, board governance, and marketing experience.

Ann Lundy has served as a member of our Board since January 2023. Ms. Lundy has served as Senior Vice President, Corporate Finance and Internal Audit of Activision Blizzard, a public video game holding company, since November 2021 and before that served as Vice President, Internal Audit from September 2019. Prior to Activision Blizzard, in 2019 Ms. Lundy was an executive consultant in finance, accounting and project management services and before that served as Senior Vice President and Chief Accounting Officer of MH Sub I, LLC (d/b/a Internet Brands), a company operating online media, community and e-commerce sites, in 2018. Prior to that, from March 2003 to August 2018 Ms. Lundy served in various leadership positions at Mattel, Inc., including as Senior Vice President Finance & Strategy, Global Development and Product Supply. Ms. Lundy obtained a B.S. in Accounting from Oakland University and is licensed as an inactive certified public accountant in Michigan since October 1994. We believe Ms. Lundy is qualified to serve on our Board due to her extensive financial and public company experience.

Kevin Mayer has served as a member of our Board since June 2021. Mr. Mayer has served as Co-chief executive officer and founder of Candle Media, a next generation media company, since January 2022, and as co-founder and managing partner of Smash Capital, a consumer venture capital firm, since January 2022. Before that in 2020 he served as chief executive officer of TikTok, a short-form video hosting service, and as chief operating officer of its parent company ByteDance, an international internet technology company. From June 2005 to 2020 Mr. Mayer served in various leadership positions at The Walt Disney Company, a public multinational media conglomerate, most recently as its Chief Strategy Officer. Mr. Mayer has also served on the board of directors of Tinuiti, a performance marketing firm, since April 2021, The Forest Road Company, a specialty finance investment firm, since September 2020 and DAZN Group, a global sports media company, as chairman from February 2021 to March 2023. He also has served as an advisory board member of Salesforce, a global enterprise software firm, since April 2021. Mr. Mayer obtained a B.S. in mechanical engineering at the Massachusetts Institute of Technology, a M.S. in electrical engineering at San Diego State University and an M.B.A. from Harvard University. We believe Mr. Mayer is qualified to serve on our Board due to his extensive leadership and media industry experience.

Michael Heller has served as a member of our Board since November 2012. Mr. Heller has served since 1994 at Cozen O’Connor, an international law firm, holding various leadership positions, currently as the Executive Chairman and Chief Executive Officer. He has served as a member of the Board of Directors of Hanover Fire and Casualty Co., a property and casualty insurance carrier. Mr. Heller also sits on several nonprofit boards, including Thomas Jefferson University Hospital, Villanova Law School, CEO’s vs Cancer, Greater Philadelphia Chamber of Commerce and Philadelphia Alliance for Capital and Technologies. Mr. Heller obtained a B.A. from The Pennsylvania State University and a J.D. from Villanova University. We believe Mr. Heller is qualified to serve on our Board due to his extensive leadership and board governance experience.

John Salter has served as a member of our Board since December 2018. Mr. Salter has served as co-founder and partner of The Raine Group, a global merchant bank, since June 2009. Prior to co-founding Raine, from July 2002 to May 2009 he served at UBS, a global investment bank, where he was the Global Head of Digital Media in the Technology, Media and Telecommunications Group. Prior to UBS, Mr. Salter worked in the Internet and

New Media Group at Volpe, Brown, Whelan & Co. Mr. Salter has served as a member of the board of directors of Play Games 24x7, a leading Indian gaming company, since October 2019, Huuuge Games, a video game developer on mobile devices and PCs, since October 2017 and as an observer for DraftKings, a leading digital sports entertainment and gaming company, from August 2014 to August 2022. Mr. Salter obtained a B.A. from Stanford University. We believe Mr. Salter is qualified to serve on our Board due to his extensive leadership, industry, and board governance experience.

Ben Van de Bunt has served as a member of our Board since March 2019. Since 2013 Mr. Van de Bunt has been an entrepreneur and co-owner of numerous companies including Silver Creek, Paramount Equity, LoanPal, FHR, Inspire Energy, Nestidd, Omni Energy, Good Finch and Rosewood Homes. Before that, Mr. Van de Bunt was Chief Executive Officer and President at Guthy-Renker from 1993 through 2013. He previously served as a member of the board of directors of Houlihan Lokey, Solar City, Guthy-Renker, Inspire Energy, GivePower and St. John’s Hospital. Mr. Van de Bunt obtained a B.A. of the University of California, Los Angeles, and a J.D. from Harvard Law School. We believe Mr. Van de Bunt is qualified to serve on our Board of Directors due to his extensive venture capital, leadership, and board governance experience.

CORPORATE GOVERNANCE

We are committed to continually enhancing our strong corporate governance practices, which we believe helps us sustain our success and build long-term value for our stockholders. Our Board of Directors sets high standards for our employees, officers and directors. Implicit in this philosophy is the importance of sound corporate governance. It is the duty of the Board to serve as a prudent fiduciary for stockholders and to oversee the management of the Company’s business. Our governance structure enables independent, experienced and accomplished directors to provide advice, insight, guidance and oversight to advance the interests of the Company and our stockholders.

Director Independence

New York Stock Exchange (“NYSE”) listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board has considered information provided by the directors and management with regard to the business and personal activities, relationships and related party transactions of each director. Our Board has determined that Mmes. Conlin, Frank and Lundy and Messrs. Heller, Mayer and Van de Bunt are “independent directors” as defined in the NYSE listing standards and Mmes. Conlin, Frank and Lundy and Messrs. Mayer and Van de Bunt are “independent directors” as defined in the NYSE listing standards applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Background and experience of directors

Our nominating and corporate governance committee is responsible for reviewing with our Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board of Directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the Board of Directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

•	personal and professional integrity;

•	ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the industries in which we compete;

•	experience as a board member or executive officer of another publicly held company;

•	diversity of background and expertise and experience in substantive matters pertaining to our business relative to other board members;

•	conflicts of interest; and

•	practical and mature business judgment.

Role of the board in risk oversight

Our Board has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our Board is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks, and operational risks. The compensation committee is responsible for overseeing the management of risks relating to our human capital and executive compensation plans and arrangements. The audit committee is responsible for overseeing the management of risks relating to accounting matters, financial reporting, and cybersecurity. The nominating and corporate governance committee is responsible for overseeing the management of risks associated with the independence of our Board and potential conflicts of interest. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks through discussions from committee members. We believe that our Board’s leadership structure supports effective risk management because it allows independent directors at the board level and on our committees to exercise oversight over management.

Compensation Committee Risk Assessment

Upon evaluation, the compensation committee has determined that the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company. In making this determination, the compensation committee considered that none of the compensation policies and practices at any business unit carry a significant portion of the Company’s risk profile, has a significantly different compensation structure than other business units, or pays compensation expenses as a significant percentage of the business unit’s revenues.

Board Leadership Structure

The Board of Directors does not have a policy regarding the separation of the roles of the Chief Executive Officer and the Executive Chairman of the Board of Directors, as the Board of Directors believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board of Directors. The Board of Directors has determined that the Company’s current separation between the Chief Executive Officer and the Executive Chairman is the most appropriate leadership structure for BODi to clearly distinguish the functions of the Board and management. The separation of the Chief Executive Officer and the Executive Chairman allows our Chief Executive Officer to concentrate on operational and strategic issues while the Executive Chairman focuses on governance and Board leadership.

Attendance at Meetings

During the year ended December 31, 2022, our Board of Directors met five times. Each member of the Board of Directors attended at least 75 percent of the meetings of our Board of Directors and the meetings of any of our board committees on which each member of the Board of Directors served that were held during the term of each such director. Our Board of Directors and each of the board committees also acted by way of various unanimous written consents during the year ended December 31, 2022. In addition, the compensation committee, the audit committee and the Board of Directors met, at times, without management present in executive session.

Although we do not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting, we encourage our directors to attend. We anticipate that at least a majority of our Board of Directors will attend the Annual Meeting.

Board Committees

Our Board of Directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Our Board of Directors may also establish from time to time any other committees that it deems necessary or desirable. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors.

The current composition of each board committee is set forth below.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Carl Daikeler
Mark Goldston*
Mary Conlin	✓	✓
Kristin Frank		✓	✓
Michael Heller			C
Ann Lundy	C
Kevin Mayer	✓
John Salter			✓
Ben Van de Bunt		C	✓

*	Executive Chairman of the Board
✓	Member
C	Chairperson

Audit committee

Our audit committee consists of Mary Conlin, Ann Lundy and Kevin Mayer, with Ms. Lundy serving as chair. Rule 10A-3 of the Exchange Act and the NYSE rules require that our Audit Committee be composed entirely of independent members. Our Board of Directors has affirmatively determined that Mmes. Conlin and Lundy and Mr. Mayer each meet the definition of “independent director” for purposes of serving on the Audit Committee under Rule 10A-3 of the Exchange Act and the NYSE rules. Each member of our Audit Committee also meets the financial literacy requirements of NYSE listing standards. In addition, our Board of Directors has determined that Ms. Lundy qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our audit committee held four meetings in 2022.

Our audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•	assisting the board of directors in evaluating the qualifications, performance, and independence of our independent auditors;

•	assisting the board of directors in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;

•	assisting the board of directors in monitoring our compliance with legal and regulatory requirements;

•	assisting the board of directors in monitoring the performance of our internal audit function;

•	reviewing with management and our independent auditors our annual and quarterly financial statements;

•

establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report that the rules and regulations of the SEC require to be included in our annual proxy statement.

Our audit committee also reviews the related party transaction policy described under “Certain Relationships and Related Party Transactions.” Our audit committee operates under a written charter which is available on our website at https://investors.thebeachbodycompany.com/governance/governance-documents.

Compensation committee

Our compensation committee consists of Mary Conlin, Kristin Frank, and Ben Van de Bunt, with Mr. Van de Bunt serving as chair. Our Board of Directors has determined that each of the compensation committee members is a non-employee member of our Board of Directors as defined in Rule 16b-3 under the Exchange Act and an outside director as that term is defined in Section 162(m) of the Internal Revenue Code (the “Code”). The composition of our compensation committee meets the requirements for independence under the current NYSE rules and current SEC rules and regulations. Decisions regarding the compensation of our executive officers have historically been made by the compensation committee. Our compensation committee held four meetings in 2022.

The compensation committee is responsible for, among other things:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating our chief executive officer’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board of Directors), determining and approving our chief executive officer’s compensation level based on such evaluation;

•

reviewing and approving, or making recommendations to the Board of Directors with respect to, the compensation of our other executive officers, including annual base salary, bonus and equity-based incentives, and other benefits;

•	reviewing and recommending the compensation of our directors;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure when required by SEC rules;

•	preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and

•	reviewing and making recommendations with respect to our equity compensation plans.

Our compensation committee operates under a written charter which is available on our website at https://investors.thebeachbodycompany.com/governance/governance-documents.

Nominating and corporate governance committee

Our nominating and corporate governance committee consists of Kristin Frank, Michael Heller, John Salter and Ben Van de Bunt, with Mr. Heller serving as chair. Our nominating and corporate governance committee held four meetings in 2022.

The nominating and corporate governance committee is responsible for, among other things:

•	assisting our Board of Directors in identifying prospective director nominees and recommending nominees to the Board of Directors;

•	overseeing the evaluation of the Board of Directors and management;

•	reviewing developments in corporate governance practices and developing and recommending a set of corporate governance guidelines; and

•	recommending members for each committee of our Board of Directors.

Our nominating and corporate governance committee operates under a written charter which is available on our website at https://investors.thebeachbodycompany.com/governance/governance-documents.

Controlled company exemption

Carl Daikeler, our Chief Executive Officer, beneficially owns 94.4% of the Company’s Class X Common Stock and controls a majority of the voting power of all outstanding capital stock of the Company. As a result, the Board has determined the Company is a “controlled company” within the meaning of corporate governance standards of the NYSE. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors, (2) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that its board of directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. We have elected to take advantage of the exemptions pertaining to the independence of our Board’s nominating and corporate governance committee. If we cease to be a “controlled company” and our shares continue to be listed on the NYSE, we will be required to comply with all applicable NYSE corporate governance standards and, depending on the Board’s independence determination with respect to its then-current directors, we may be required to add additional directors to the Board in order to achieve such compliance within the applicable transition periods.

Compensation committee interlocks and insider participation

None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

The Company’s Director Nomination Process

As indicated above, our nominating and corporate governance committee oversees the director nomination process. This committee is responsible for assisting the Board of Directors in establishing minimum qualifications for director nominees, including qualities and skills that members of our Board of Directors are expected to possess. Under our nominating and corporate governance committee charter, these criteria include the following:

•	personal and professional integrity;

•	ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the industries in which we compete;

•	experience as a board member or executive officer of another publicly held company;

•	diversity of background and expertise and experience in substantive matters pertaining to our business relative to other board members;

•	conflicts of interest; and

•	practical and mature business judgment.

Our nominating and corporate governance committee identifies and evaluates individuals qualified to become members of our Board of Directors. Our nominating and corporate governance committee then recommends that our Board of Directors select the director nominees for the election at the next annual meeting of stockholders, or to fill vacancies on our Board of Directors occurring between annual meetings of the stockholders.

We believe it is important to have an appropriate mix of diversity for the optimal functionality of the Board of Directors. Our nominating and corporate governance committee charter requires that the committee consider each candidate’s qualities and skills and our nominating and corporate governance committee considers each candidate’s background, diversity, ability, judgment, skills and experience in the context of the needs and current make-up of the Board of Directors when evaluating director nominees. The Board of Directors believes it is important for each member of the Board of Directors to possess skills and knowledge in the areas of leadership of large, complex organizations; finance; strategic planning; laws and regulations; government relations; and relevant industries, especially the ecommerce space. These considerations help ensure that the Board of Directors as a whole has the appropriate mix of diversity, characteristics, skills and experiences for the optimal functioning of the Board of Directors in its oversight of our Company. As part of its periodic self-assessment process, the nominating and corporate governance committee reviews and evaluates its performance, including overall composition of the Board of Directors and the criteria that it uses for selecting nominees in light of the specific skills and characteristics necessary for the optimal functioning of the Board of Directors in its oversight of our Company. The nominating and corporate governance committee considers all of the criteria described above, including the candidate’s diversity, in identifying and selecting nominees and in the future may establish additional minimum criteria for nominees.

The nominating and corporate governance committee will consider nominees for the Board of Directors who are recommended by stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in the Company’s next proxy statement. If an eligible stockholder wishes to recommend a nominee, he or she should submit such recommendation in writing to the Chair, nominating and corporate governance committee, c/o Corporate Secretary, Jonathan Gelfand, The Beachbody Company, Inc., 400 Continental Blvd., Suite 400, El Segundo, California 90245, by the deadline for stockholder proposals set in accordance with the Company’s amended and restated bylaws and set forth in Item 5.08 of the Company’s Current Report on Form 8-K filed with the SEC on September 20, 2023, specifying the information required by the nominating and corporate governance committee charter. All such recommendations will be brought to the attention of the nominating and corporate governance committee, and the nominating and corporate governance committee shall evaluate such director nominees in accordance with the same criteria applicable to the evaluation of all director nominees.

General Nomination Right of All Stockholders. Any stockholder may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Amended and Restated Bylaws (our “Bylaws”). In order for a stockholder’s director nomination to be timely, the stockholder must deliver written notice to our secretary not later than the close of business on the 90th day, nor earlier than the 120th day, prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for on a date that is not more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so received not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made. Such notification must contain the written consent of each proposed nominee to serve as a director if so elected and all other information required in Section 2.5 of our Bylaws.

Director Compensation

The information contained in “2022 Director Compensation” is incorporated herein by reference.

Stockholder Engagement

Management and directors engage with our stockholders throughout the year in a variety of forums. Our interactions cover a broad range of governance and business topics, including proxy access, board elections, compensation practices, peer group composition and business strategy. Our engagement activities and meaningful exchanges to which we have been exposed provide us with a valuable understanding of our stockholders’ perspectives and an opportunity to share views with them. We look forward to maintaining an open line of dialogue with our stockholders.

We encourage you to visit the Governance area of the “Investors” section of our website (https://investors.thebeachbodycompany.com/governance/governance-documents) where you will find detailed information about our corporate governance practices and policies, including our nominating and corporate governance committee charter.

Communications with Directors

Stockholders who would like to send communications to our Board of Directors, any board committee or to any individual director may do so by submitting such communications to Corporate Secretary, Jonathan Gelfand, The Beachbody Company, Inc., 400 Continental Blvd., Suite 400, El Segundo, California 90245. We suggest, but do not require, that such submissions include the name and contact information of the stockholder making the submission and a description of the matter that is the subject of the communication. Mr. Gelfand will then distribute such information to our Board of Directors for review. Communications received by the Company may be reviewed by Mr. Gelfand to ensure appropriate and careful review of the matter.

Code of Ethics and Conduct

We have adopted a code of ethics and business conduct that applies to all employees, including employees of our subsidiaries, as well as each member of our Board of Directors. The code of ethics and business conduct is available at our website at https://investors.thebeachbodycompany.com/governance/governance-documents.

We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address specified above.

PRE-APPROVAL OF SERVICES BY INDEPENDENT REGISTERED ACCOUNTING FIRM

The audit committee pre-approves all audit, audit-related, tax, and other services performed by our independent auditors. The audit committee pre-approves specific categories of services up to pre-established fee thresholds. Unless the type of service had previously been pre-approved, the audit committee must approve that specific service before the independent auditors may perform it. In addition, separate approval is required if the amount of fees for any pre-approved category of service exceeds the fee thresholds established by the audit committee. The audit committee has delegated to the chair of the committee pre-approval authority with respect to permitted services, provided that the chair must report any pre-approval decisions to the committee at its next scheduled meeting. All fees described below were pre-approved by the audit committee.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

✓

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2023.

The audit committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. As disclosed in our Current Report on Form 8-K filed with the SEC on April 14, 2023, in connection with a competitive process to determine the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, on April 11, 2023, the audit committee dismissed Ernst & Young LLP (“EY”) as our independent registered public accounting firm effective as of that date and approved the engagement of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year-ended December 31, 2023.

As a matter of good corporate governance, we are asking the stockholders to ratify the selection of Deloitte as our independent registered public accounting firm for the year ending December 31, 2023.

Stockholders are not required to ratify the appointment of Deloitte as our independent registered public accounting firm. If stockholders fail to ratify the appointment, the audit committee will consider whether or not to retain Deloitte. Even if the appointment is ratified, the audit committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Change in Independent Registered Public Accounting Firm

As discussed above, on April 11, 2023, the audit committee approved the engagement of Deloitte as our independent registered public accounting firm, replacing EY, our prior independent registered public accounting firm.

Other than the material weaknesses described below, the audit reports of EY on the Company’s consolidated financial statements for each of the two years ended December 31, 2022, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2022 and 2021 and in the subsequent interim period through April 11, 2023, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of the disagreement in connection with EY’s report.

During the fiscal years ended December 31, 2022 and 2021 and in the subsequent interim period through April 11, 2023, there were no “reportable events” (as defined under Item 304(a)(1)(v) of Regulation S-K), except that, as previously reported in Part II, Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, the Company identified material weaknesses in internal control over financial reporting that existed as of December 31, 2022. For the Company’s information technology general controls (“ITGCs”) over information systems and applications that are relevant to the preparation of the consolidated financial statements, the Company did not maintain (i) sufficient user access controls to ensure appropriate segregation of duties and to restrict access to financial applications, programs and data to only authorized users, and (ii) program change management controls to ensure that information technology program and data changes affecting financial information technology applications and underlying accounting records are appropriately authorized and implemented. Business process controls that are dependent on the ITGCs, or that rely on data produced from systems impacted by the ineffective ITGCs, were also deemed ineffective. The Company also did not maintain effective controls over its impairment analyses for goodwill and long-lived assets as sufficient contemporaneous documentation was retained to demonstrate the operation of review controls over the forecasts used in developing estimates of fair value.

We provided EY with a copy of the disclosure we made in our Current Report on Form 8-K and requested that EY furnish us with a copy of their letter addressed to the SEC stating whether EY agrees with the statements made therein. A copy of EY’s letter, dated April 14, 2023, was filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on April 14, 2023

Principal Accountant Fees and Services

The following table presents the fees for professional audit services rendered by EY and fees billed for other services rendered by EY for the years ended December 31, 2022 and 2021.

	2022	2021
Audit Fees(1)	$3,325,000	$3,930,000
Audit Related Fees(2)	25,000	744,000
Tax Fees(3)	377,000	369,000
All Other Fees	—	—

Total	$3,727,000	$5,043,000

(1)

Audit Fees consist of fees for audit services primarily related to the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; review of S-1s, comfort letters, consents, and assistance with and review of other documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).

(2)	Audit Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements but not listed as “Audit Fees.”
(3)	Tax Fees consist of fees for tax compliance and permissible tax consulting services.

Required Vote

Adoption of this proposal requires the affirmative vote of the majority of the votes cast (meaning the number of shares voted “for” a proposal must exceed the number of shares voted “against” such proposal). Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the vote for this proposal.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2023.

Ratification of independent registered public accounting firm	✓	OUR BOARD RECOMMENDS YOU VOTE “FOR” THE RATIFICATION OF DELOITTE

AUDIT COMMITTEE REPORT

Our audit committee currently consists of three directors. Mmes. Conlin and Lundy, and Mr. Mayer are each, in the judgment of the Board of Directors, an independent director. The audit committee acts pursuant to a written charter that has been adopted by the Board of Directors. A copy of the charter is available on the investor relations section of the Company’s website.

The audit committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The audit committee is responsible for retaining the Company’s independent registered public accounting firm, evaluating its independence, qualifications and performance, and approving in advance the engagement of the independent registered public accounting firm for all audit and non-audit services. The audit committee’s specific responsibilities are set forth in its charter. The audit committee reviews its charter at least annually.

Management has the primary responsibility for the financial statements and the financial reporting process, including internal control systems, and procedures designed to ensure compliance with applicable laws and regulations. Ernst & Young LLP, the Company’s independent registered public accounting firm during the year ended December 31, 2022, was responsible for expressing an opinion as to the conformity of the Company’s audited financial statements with generally accepted accounting principles.

The audit committee has reviewed and discussed with management the Company’s audited financial statements. The audit committee has also discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm during the year ended December 31, 2022, all matters that it was required to communicate and discuss with the audit committee, including the applicable requirements of the Public Company Accounting Oversight Board (PCAOB). In addition, the audit committee has met with Ernst & Young LLP, with and without management present, to discuss the overall scope of its audit, the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The audit committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding its communications with the audit committee concerning independence and has discussed with Ernst & Young LLP its independence.

Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

The audit committee and the Board of Directors have recommended the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023.

AUDIT COMMITTEE

Ann Lundy (Chair)

Mary Conlin

Kevin Mayer

Members of the Audit Committee

This report of the audit committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933 or Securities Exchange Act of 1934, unless specifically provided otherwise in such filing.

EXECUTIVE OFFICERS

Below is biographical information for each of our current executive officers as of September 14, 2023, other than Carl Daikeler and Mark Goldston (whose biographical information is shown under “Proposal 1: Election of Nine Directors” on page 5). Each executive officer serves at the discretion of the Board of Directors and the Chief Executive Officer.

Name	Age	Position
Carl Daikeler	59	Co-Founder and Chief Executive Officer
Mark Goldston	68	Executive Chairman
Michael Neimand	58	President, Beachbody
Marc Suidan	50	Chief Financial Officer
Kathy Vrabeck	60	Chief Operations Officer

Michael Neimand has served as President, Beachbody since 2016 and is responsible for our direct selling activities, Team Beachbody, and the direct selling division’s international expansion efforts. Mr. Neimand joined Beachbody in 2006 and has held various positions including Executive Vice-President. Prior to Beachbody, he served as Vice President of Sales and Initiatives at Herbalife and was at the company from 1995 through 2006 and also worked at BAE Systems, a global defense, security and aerospace company. Mr. Neimand obtained a B.A. from the University of California, Los Angeles.

Marc Suidan has served as our Chief Financial Officer since May 2022. Prior to Beachbody, Mr. Suidan served as a Partner at PricewaterhouseCoopers since 2011 and served as their Global Tech, Media and Telecom Leader. Prior to PricewaterhouseCoopers, he served as Co-Founder and chief financial officer of several startups. Mr. Suidan obtained a Bachelor of Management from McGill University, an MBA from the Kellogg School of Management at Northwestern University and is an active chartered professional accountant in Canada.

Kathy Vrabeck has served as our Chief Operating Officer since April 2022 after serving as our Chief Strategy Officer from April 2021 to April 2022. Prior to BODi, from October 2015 to April 2021 Ms. Vrabeck served as Senior Client Partner at Korn Ferry, a global talent and organizational advisory firm, where she led its Consumer Digital sector. Prior to Korn Ferry, she was a Partner at Heidrick & Struggles International, an executive search firm, where she served as Global Sector Leader of their Media, Entertainment and Digital practice and partner-in-charge of the Los Angeles office. Prior to Heidrick & Struggles, Ms. Vrabeck held a number of leadership positions in digital media companies, serving as President, Legendary Digital at Legendary Entertainment, a film production and mass media company, from March 2009 to March 2011 and before that as President, EA Casual Entertainment of Electronic Arts, a public video game developer, from May 2007 to November 2008. Prior to that, Ms. Vrabeck held executive roles at Activision, Inc. from August 1999 to April 2006, including President, Activision Publishing. Ms. Vrabeck serves as a member of the board of directors of MediaAlpha, a public company specializing in end customer acquisition for insurance carriers, serving as chair. She has also served on the board of trustees of DePauw University since 2008. Ms. Vrabeck received a B.A. in French and economics from DePauw University and an M.B.A. from Indiana University.

COMPENSATION DISCUSSION AND ANALYSIS

General

In this Compensation Discussion and Analysis, we provide an overview and analysis of the compensation awarded to or earned by our named executive officers identified in the Summary Compensation Table below (each, an “NEO”) during fiscal 2022, including the elements of our compensation program for NEOs, material compensation decisions made under that program for fiscal 2022 and the material factors considered in making those decisions. Our NEOs for the year ended December 31, 2022 were:

Carl Daikeler, Co-Founder and Chief Executive Officer;

Marc Suidan, Chief Financial Officer;

Sue Collyns, Former President and Former Chief Financial Officer;

Blake Bilstad, Former Chief Legal Officer and Former Corporate Secretary;

Michael Neimand, President, Beachbody; and

Kathy Vrabeck, Chief Operating Officer.

Ms. Vrabeck was appointed as the Company’s Chief Operating Officer, effective April 15, 2022.

Effective May 10, 2022, Ms. Collyns’ role as President and Chief Financial Officer of the Company ended, at which time Mr. Suidan was appointed as the Company’s Chief Financial Officer. On May 31, 2022, Ms. Collyns’ employment with the Company terminated. Following her termination, Ms. Collyns remained with the Company in an advisory capacity through May 31, 2023.

Effective May 1, 2023, Mr. Bilstad’s employment with the Company terminated.

Executive Summary

2022 Highlights.

Following are some of our key 2022 operational and financial highlights of our performance:1

•	Total revenue decreased 21% to $692.2 million compared to 2021.

•	Digital revenue decreased 18% to $300.7 million.

•	Nutrition and Other revenue decreased 24% to $353.3 million.

•	Connected Fitness revenue decreased 11% to $38.2 million.

•	Operating loss improved by $94.1 million to $203.2 million compared to an operating loss of $297.3 million in 2021.

•	Net loss was $194.2 million compared to a net loss of $228.4 million in 2021.

•	Adjusted EBITDA was ($23.3) million compared to ($86.1) million in 2021.

•

Cash used in operating activities was ($47.2) million compared to ($215.2) million in 2021, and cash used in investing activities was ($26.5) million compared to ($125.2) million in 2021. Total cash used in operating and investing activities was ($73.7) million compared to ($340.4) million in 2021.

•	Cash and cash equivalents decreased 23% to $80.1 million compared to the prior year period.

1	See supplemental disclosure regarding non-GAAP financial information on Annex A.

The chart below summarizes the various elements of our executive compensation program and their purpose. Further detail on each of these compensation elements is provided in the sections that follow.

	Objective	Type of Compensation	Key Features	2022 Actions Taken
Base Salary	• Provides fixed pay that attracts and retains talented executives in a competitive market, recognizes individual roles and level of responsibilities, and provides stable income	Cash	• Reflects individual skills, experience, responsibilities and performance over time, as well as market practice	• The 2022 base salary for our NEOs was not changed from fiscal year 2021

Short-Term Incentive—Annual Incentive Plan

•  Motivate and retain employees and align incentives to near-term company objectives

•  Promotes and reinforces the attainment of annual performance objectives and rewards executives for their contributions toward achieving those objectives

		Cash and/or Equity	• Performance-based reward tied to achievement of annual corporate financial performance targets

•  Other than with respect to Ms. Vrabeck, the target bonus opportunities for each of our NEOs in 2022 was not increased or changed from fiscal year 2021

•  In 2022, performance targets were 100% tied to total Company Pre-Bonus EBITDA, subject to cash availability to pay earned bonuses and other conditions

Long-Term Incentives	• Aligns executives’ interests with our stockholders’ interests, emphasizes long-term performance, and helps retain executive talent • Promotes retention and enhances executive stock ownership	Equity	• Links value to stock price appreciation and directly aligns with stockholders’ interests

•  Each of our NEOs, other than Mr. Daikeler and Ms. Collyns, received an award of options in 2022.

•  Mr. Suidan also received a “sign on” award of restricted stock units covering shares of our Common Stock (“RSUs”) in connection with his hiring

	Objective	Type of Compensation	Key Features	2022 Actions Taken
Severance Protections	• Aid in attracting and retaining executive talent and help executives to remain focused and dedicated during potential transition periods due to a change in control	Benefit

•  Facilitates an orderly transition in the event of management changes

•  Helps ensure NEOs remain focused on creating sustainable performance in case of personal uncertainties or risk of job loss

•  Provides confidentiality, non-competition, non-solicitation and     non-disparagement protections

• In connection with her termination of employment by the Company without “cause”, Ms. Collyns received the severance payments and benefits under her employment agreement

Other Benefits	• Provide programs for employees to pursue physical and financial wellbeing through retirement and health and welfare benefits • We also provide certain other perquisites to our NEOs	Benefit	• Broad-based benefits available to all employees • Some executive perquisites	• No changes in 2022

Compensation Governance and Best Practices.

We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. Our key compensation practices include the following:

What We Do	What We Do Not Do
✓ Emphasize performance-based, at-risk compensation.	× Do not guarantee annual salary or target bonus increases.

✓ Emphasize the use of equity compensation to promote executive retention and reward long-term value creation.	× Do not grant uncapped cash incentives or guaranteed equity compensation.

✓ Weight the overall pay mix towards incentive compensation for senior executives.	× Do not provide significant or excessive perquisites.

✓ Engage an independent compensation consultant to advise our Compensation Committee.	× Do not maintain any defined benefit pension plans or supplemental executive retirement plans.

✓ Evaluate benchmarked compensation data in compensation decision making process.	× Do not provide single-trigger payments or benefits upon a change in control

✓ Link our short-term annual bonus program to pre-established financial performance objectives.	× Do not provide any tax gross-ups to cover excise taxes under Section 4999 in connection with a change in control

Stockholder Advisory Vote on Executive Compensation

We are asking our stockholders at this Annual Meeting of stockholders, in a non-binding, advisory vote, to approve the compensation of our NEOs (the “Say-on-Pay Vote”). Our Compensation Committee will review the result of this Say-on-Pay Vote, and, depending on the outcome, will implement any necessary changes to our executive compensation program as a result of the vote. We were not required to hold a Say-on-Pay Vote in 2022; however, at our 2022 annual meeting of stockholders, our stockholders voted in a non-binding advisory vote in favor of having a Say-On-Pay Vote once every year. Consistent with the stated preference of a majority of our stockholders, our next advisory vote on our NEOs’ compensation (after the Say-On-Pay Vote held at this Annual Meeting) will be held at our 2024 annual meeting of stockholders.

Executive Compensation Objectives and Philosophy

The key objective of our executive compensation program is to motivate and reward our executives to drive the Company’s short- and long-term financial and strategic business performance in order to maximize long-term stockholder value. Specifically, our executive compensation philosophy is to have a compensation program that:

Motivates and incentivizes executives to achieve the Company’s financial and strategic business objectives through the use of variable/at-risk compensation plans;

Aligns actual/earned compensation levels with the Company’s achievement of its key business objectives and creation of long-term stockholder value;

Attracts and retains key executive-level talent to lead and execute on business strategy; and

Offers total compensation opportunities to executives that, while competitive, are internally consistent and fair.

Our compensation philosophy is supported by the pay strategy, which is based on two primary guiding principles: (1) provide a mix of fixed and at-risk compensation to attract and retain key talent who thrive in a results-driven environment, and (2) set competitive pay levels to effectively attract and retain key talent. While external market data will be used as a reference point in setting pay levels, executives are not targeted to a certain market percentile positioning; instead, executives may be compensated above or below the market median based on several internal and external factors including their respective role and responsibilities, contribution to the organization, individual performance and potential, experience in the role, internal equity, Company performance, and external market data, as described further below under “—Determination of Executive Compensation.”

Determination of Executive Compensation

Role of Compensation Committee and Executive Officers

The Compensation Committee is responsible for establishing and overseeing our executive compensation programs and we expect that the Compensation Committee will annually review and determine the compensation to be provided to our NEOs, including with respect to our Chief Executive Officer.

Consistent with our compensation philosophy, in setting executive compensation, the Compensation Committee will consider a number of factors, including the recommendations of our Chief Executive Officer (other than with respect to the Chief Executive Officer’s own compensation) and our People team, current and past total compensation, competitive market data and analysis provided by the Compensation Committee’s independent compensation consultant, Company performance and each executive’s impact on performance, each executive’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership, and internal equity pay considerations.

Role of Compensation Consultant

In order to design a competitive, public company executive compensation program that will continue to attract top executive talent and reflect our compensation philosophy, our Compensation Committee retained ClearBridge Compensation Group, LLC as an independent compensation consultant (the “Compensation Consultant”). The Compensation Consultant provides executive compensation advisory services, helps evaluate our compensation philosophy and objectives and guidance in administering our executive compensation program.

In 2022, we developed a peer group with our Compensation Consultant in structuring our executive compensation program for fiscal year 2022. We have selected the peer group companies based on a combination of relevant factors, including company size (as measured by revenue), market capitalization, and industry, with a focus on fitness/lifestyle companies, health and wellness companies, and other related technology-focused and/or media and entertainment companies. At the time the peer group was set, BODi’s annual revenue approximated the 50th percentile of the peer group revenue. This peer group was used for 2022 compensation program decisions, and the Compensation Committee expects to review the relevance of the peer group on an annual basis and determine if any future modifications are necessary at that time. The following peer group was used to inform 2022 compensation decisions:

BellRing Brands	NewAge	Tivity Health(1)
Blue Apron Holdings	Planet Fitness	USANA Health Sciences
Freshpet	Prestige Consumer Healthcare	World Wrestling Entertainment
Medifast	Shutterstock	WW International
Nature’s Sunshine Products	Stitch Fix
Nautilus	The Simply Good Foods Company

(1)	Tivity Health was acquired by Stone Point Capital on June 30, 2022; and was subsequently removed from the fiscal year 2023 peer group.

As mentioned above, the Compensation Committee does not benchmark any compensation element to a specific percentile, and instead uses the full market range of the peer group benchmarked data as a reference point in setting pay levels.

Elements of Compensation

Base Salary

The base salaries of our NEOs are an important part of their total compensation package, and are intended to reflect their respective positions, duties and responsibilities. Base salaries provide our NEOs with a reasonable degree of financial certainty and stability. Our Compensation Committee annually reviews and determines the base salaries of our executives and evaluates the base salaries of newly hired executives at the time of hire.

The base salaries for each of our NEOs in 2022 was not increased or changed from fiscal year 2021. Our NEOs’ annual base salaries as of December 31, 2022 are as follows:

Named Executive Officer	2022 Annualized Base Salary
Carl Daikeler(1)	$1.00
Marc Suidan(2)	$525,000
Sue Collyns(3)	$600,000
Blake Bilstad	$520,000
Michael Neimand	$550,000
Kathy Vrabeck	$525,000

(1)	Effective November 14, 2021, at Mr. Daikeler’s request, Mr. Daikeler’s annual base salary was decreased from $850,000 to $1.00 per year.

(2)

Reflects Mr. Suidan’s annual base salary following his commencement of employment with our Company in April 2022. His actual base salary was pro-rated for the portion of the 2022 fiscal year during which he was employed.

(3)

Reflects Ms. Collyns’ annual base salary prior to her termination of employment with our Company in May 2022. Her actual base salary was pro-rated for the portion of the 2022 fiscal year during which she was employed.

The actual 2022 base salaries paid to our NEOs are set forth in the column entitled “Salary” in the “Summary Compensation Table” below. Due to the substantial achievement of cost savings for the Company during calendar year 2022 and unwavering focus on return to profitability, on December 28, 2022, the Compensation Committee determined to restore Mr. Daikeler’s annual base salary to $850,000, effective as of January 1, 2023.

Cash Incentive Compensation

Annual Bonus Program

We consider annual incentive bonuses to be an important component of our total compensation program by providing incentives necessary to motivate our executive officers to achieve our key short-term business objectives. The Company currently maintains an annual bonus program in which certain eligible employees, including our NEOs, participate. Under the program, each NEO is eligible to receive an annual performance-based bonus based on a specified target annual bonus award amount, expressed as a percentage of the named NEO’s base salary.

The target bonus opportunities were determined by our Compensation Committee by considering each NEO’s role and responsibilities at our Company. The NEOs’ target bonus opportunities under our 2022 annual bonus program were as follows:

Named Executive Officer	Target Percentage
Carl Daikeler	100%
Marc Suidan	75%
Sue Collyns	75%
Blake Bilstad	50%
Michael Neimand	66.67%
Kathy Vrabeck(1)	72.72%

(1)

Effective April 14, 2022, Ms. Vrabeck’s annual target bonus opportunity was increased from 67% to 75% in connection with her appointment to Chief Operating Officer; her actual target bonus is pro-rated to reflect that the increase was effective mid-year.

Under the 2022 bonus program, the incentive bonuses were earned based upon the achievement of pre-determined Pre-Bonus EBITDA (as defined below) goals. In the Compensation Committee’s discretion, bonuses under the 2022 program could be paid in cash, fully vested RSUs or options, or a combination thereof. Any bonus payouts were also subject to satisfying lender covenant requirements, such as minimum cash requirements, at the time of payout.

Under the 2022 bonus program, participants were eligible to receive a percentage of the participant’s target bonus opportunity, ranging from 0% to 150%, based on the level at which the performance goal was achieved, as set forth in the following table:

Performance Level	Pre-Bonus EBITDA Performance(1)	% Target Bonus Payout(2)
Threshold	($32 million)	75%
Target	($25 million)	100%
Maximum	($0 million)	150%

(1)

Pre-Bonus EBITDA generally is calculated as net income (loss) adjusted for cash performance bonuses, impairment of goodwill and intangible assets, depreciation and amortization, amortization of capitalized cloud computing implementation costs, amortization of content assets, interest expense, income taxes, equity-based compensation, inventory net realizable value adjustment, transaction costs, restructuring gain, change in fair value of warrant liabilities, and other items that are not normal, recurring, operating expenses necessary to operate the Company’s business.

(2)

If actual performance falls below “threshold” performance level, the target bonus payout will be 0%. If actual performance falls between the “threshold” and “target” performance levels or between the “target” and “maximum” performance levels, the percentage of such performance goal that is earned will be determined by using linear interpolation as between the applicable levels.

In 2022, our actual Pre-Bonus EBITDA achieved was ($12.6 million), which was between the “target” and “maximum” performance levels. Therefore, our Compensation Committee determined that the performance goal was attained at a level of 124.8%. However, based on management’s and the Compensation Committee’s assessment of cash availability and lender covenant requirements at the time of bonus payouts, the Compensation Committee decided to apply negative discretion to award our remaining NEOs with an amount equal to 50% of their respective target bonus opportunities for 2022, payable in fully vested RSUs.

In addition, Ms. Collyns’ employment with the Company was terminated on May 31, 2022. Accordingly, pursuant to the severance terms under her employment agreement, Ms. Collyns was eligible to receive her 2022 target annual bonus, which was pro-rated based on the number of days Ms. Collyns was employed by the Company during 2022.

The actual value of the 2022 bonuses paid to our NEOs is set forth in the column entitled “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” below. The number of RSUs subject to the award was determined based on the closing price of our Common Stock on the grant date.

Other Cash Compensation

All of our full-time employees, including certain of the NEOs, are eligible to receive annual service-based anniversary bonuses, based on length of service with the Company in an amount equal to $100 for each year of service. The actual anniversary bonuses awarded to each NEO in 2022 are set forth below in the Summary Compensation Table in the column entitled “Bonuses.”

Equity-Based Long-Term Incentive Awards

We view equity-based compensation as a critical component of our balanced total compensation program. Equity-based compensation creates an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business and aligns the interests of executives with those of our stockholders.

Our Compensation Committee believes it is essential to provide equity-based compensation to our executive officers in order to link the interests and risks of our executive officers with those of our stockholders, reinforcing our commitment to ensuring a strong linkage between company/stock price performance and pay, and to promote retention.

In 2022, we granted certain of our NEOs an option under our annual equity award program. Ms. Vrabeck received an additional option at the time of her promotion to Chief Operating Officer, and Mr. Suidan received an award of RSUs and options in connection with his hiring. The total number of shares subject to the awards granted in 2022 are set forth in the table below.

Named Executive Officer	Number of Shares Underlying Stock Options	Number of RSUs
Carl Daikeler	—	—
Marc Suidan	1,027,312	546,448
Sue Collyns	—	—
Blake Bilstad	100,000	—
Michael Neimand	250,000	—
Kathy Vrabeck	750,000	—

Each award vests and (as applicable) becomes exercisable with respect to 25% of the shares underlying the award on each of the first four anniversaries of the applicable grant date, subject to continued employment through the applicable vesting date.

The Compensation Committee also considered alternative vehicles/approaches for the 2022 equity award program (including performance-vesting awards), and ultimately decided to continue with 100% stock options for the annual equity grants given the stock price volatility and difficulty in setting long-term performance goals. In deciding to grant stock options, the Compensation Committee also recognized that stock options directly incentivize shareholder value creation going forward. The Compensation Committee will continue to evaluate the program design and vehicles on an annual basis.

Employee Benefits and Perquisites

Retirement Savings, Health and Welfare Benefits

We maintain a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements; in 2022, each of our NEOs participated in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. In 2022, contributions made by participants in the 401(k) plan were matched up to a specified percentage of the employee contributions, and these matching contributions vest based on years of service. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies.

Health and Welfare Plans

All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, and life insurance.

Other Perquisites

We also provide certain other perquisites to our NEOs, including a car allowance, a work-from-home allowance and reimbursement for mobile phone expenses. We may also make tax gross-up payments to cover the personal income taxes that may be imposed on Ms. Vrabeck in connection with the severance payments for continued healthcare coverage payable to Ms. Vrabeck upon certain qualifying terminations of her employment, as summarized below under the section entitled, “—Potential Payments Upon Termination or Change in Control”.

In the future, we may provide other or additional perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of the executive’s duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved by the Board or Compensation Committee.

We believe the benefits and perquisites described above are necessary and appropriate to provide a competitive compensation package to our NEOs.

Severance and Change in Control Arrangements

We have entered into offer letters or employment agreements with certain of our NEOs, which provide for (among other things) severance benefits and payments to be paid upon certain qualifying terminations of employment, including in connection with a “change in control” of the Company, as summarized below. We believe that these types of arrangements are necessary to attract and retain executive talent and are a customary component of executive compensation. In particular, such arrangements can mitigate a potential disincentive for our NEOs when they are evaluating a potential acquisition of the Company and can encourage retention through the conclusion of the transaction. The payments and benefits under such arrangements are designed to be competitive with market practices.

In connection with the termination of Ms. Collyns’ employment by the Company without “cause,” Ms. Collyns received the severance payments and benefits under her employment agreement, in exchange for her execution and non-revocation of a release of claims. In addition, on June 1, 2022, Ms. Collyns entered into an Independent Contractor Services Agreement with the Company, as described below under “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Named Executive Officer Agreements.”

A description of these arrangements, Ms. Collyns’ actual severance payments and benefits, as well as information on the estimated payments and benefits that our NEOs would have been eligible to receive as of December 31, 2022, are set forth in the section titled, “—Potential Payments Upon Termination or Change in Control” below.

Other Policies and Considerations

Insider Trading Compliance Policy. Under our Insider Trading Compliance Policy, we prohibit our employees, including our executive officers and Board members, from hedging the risk associated with ownership of shares of our Common Stock and other securities, as well as from pledging any of our securities as collateral for a loan.

Section 409A of the Code. The Compensation Committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

“Golden Parachute” Payments. Sections 280G and 4999 of the Code provide that certain executive officers and other service providers who are highly compensated or hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a tax deduction on the amounts subject to this additional tax. While the Compensation Committee may take the potential forfeiture of such tax deduction into account when making compensation decisions, it will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us. We currently do not provide any tax gross-ups to cover excise taxes under Section 4999 in connection with a change in control.

Accounting for Share-Based Compensation. Following the closing of the business combination, we follow Financial Accounting Standard Board Accounting Standards Codification Topic 718, (“ASC Topic 718”), for our

share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and RSUs, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards.

Clawback Policy

In light of rules recently issued by the Securities and Exchange Commission regarding clawback policies, we adopted a clawback policy on September 14, 2023 following the NYSE’s adoption of its relevant clawback listing standards.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on its review and discussion, the compensation committee recommended that the Board include the Compensation Discussion and Analysis in this Proxy Statement and the Company’s Annual Report on Form 10-K.

Respectfully submitted by THE COMPENSATION COMMITTEE,

Ben Van de Bunt (Chair)

Mary Conlin

Kristin Frank

This report of the compensation committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933 or Securities Exchange Act of 1934, unless specifically provided otherwise in such filing.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table contains information about the compensation earned by our NEOs during the fiscal years ended December 31, 2020, 2021 and 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Carl Daikeler	2022	1	2,400	—	—		—	27,302	29,703
Co-Founder and	2021	751,923	2,300	—	5,006,083		—	90,200	5,850,506
Chief Executive	2020	850,000	2,200	—	—		850,000	99,124	1,801,324
Officer
Marc Suidan(5)	2022	375,411	—	1,000,000	1,000,000		140,779	18,277	2,534,467
Chief Financial Officer
Sue Collyns(6)	2022	258,462	—	—	601,706	(7)	—	878,987	1,739,155
Former President and Former Chief Financial Officer	2021	575,193	300,700	—	1,668,693		—	32,153	2,576,739
Blake Bilstad	2022	520,000	100	—	58,387		130,000	23,843	732,330
Former Chief Legal Officer and Former Corporate Secretary
Michael Neimand	2022	550,000	1,600	—	145,966		183,343	41,986	922,349
President, Beachbody	2021	550,000	1,500	—	1,668,693		—	21,293	2,241,486
Kathy Vrabeck	2022	525,000	100	—	632,673		190,891	18,612	1,367,276
Chief Operating Officer	2021	353,366	—	1,149,994	1,149,996		—	15,469	2,668,825

(1)

Amounts reflect payment of a service-based anniversary bonus for each NEO. We provide a description of these bonuses above under the section titled, “Cash Incentive Compensation—Other Cash Compensation”.

(2)

Amounts reflect the full grant-date fair value of option and RSU awards granted during fiscal 2022 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the NEO. We provide information regarding the assumptions used to calculate the value of all option and RSU awards made to our NEOs in Note 17 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

(3)

Amounts reported include actual annual bonuses earned by our NEOs with respect to the applicable year under our annual bonus program. We provide additional information regarding the annual bonuses in the section above titled “—Cash Incentive Compensation—Annual Bonus Program.” Under our 2022 program, the Compensation Committee decided to pay the annual bonuses in fully vested RSUs. The number of RSUs subject to the award was determined based on the closing price of our Common Stock on the grant date.

(4)	For 2022, “All Other Compensation” consists of the following:

Name	401(k) Plan Matching Contributions	Car Allowance	Mobile Phone Allowance & Benefits	Work from Home Allowance	Life and AD&D Insurance	Company- Paid Health & Welfare Benefits	Taxable Fringe Benefits(a)	Severance Payments & Benefits(b)	Consulting Payments(c)	Legal Fee Reimbursement
Carl Daikeler	—	12,000	5,316	600	104	9,282	—	—	—	—
Marc Suidan	9,150	—	1,800	400	72	6,855	—	—	—
Sue Collyns	6,240	5,000	1,210	300	60	3,479	—	847,698	10,000	5,000
Blake Bilstad	9,150	—	2,100	600	104	11,889	—	—	—	—
Michael Neimand	9,150	—	546	600	104	11,889	19,697	—	—	—
Kathy Vrabeck	9,150	—	2,400	600	104	6,358	—	—	—	—

(a)

Amounts reported represent the cost of airfare for Mr. Neimand’s spouse to accompany him on a Company business trip ($13,600) and gross-up payments to cover personal income taxes pertaining to the air fare ($6,097).

(b)

Amounts reported reflect the total severance payments and benefits payable to Ms. Collyns in connection with her termination of employment, including accrued but unpaid paid-time-off. We provide a description of these amounts below under the section titled, “—Potential Payments Upon Termination or Change in Control”.

(c)

Amounts reported reflect the consulting fees paid to Ms. Collyns in 2022, pursuant to the Independent Contractor Services Agreement between her and the Company. We provide a description of this agreement below under the section titled, “—Named Executive Officer Agreements”.

(5)	Amounts reported reflect Mr. Suidan’s partial year of employment, following his commencement of employment with our Company in April 2022.
(6)	Amounts reported reflect Ms. Collyns’ partial year of employment, following her termination of employment with our Company in May 2022.
(7)

Amounts reported reflect the incremental fair value associated with the modification of Ms. Collyns’ stock options in connection with her termination of employment. We provide a description of these modifications below under the section titled, “—Potential Payments Upon Termination or Change in Control”.

Grants of Plan-Based Awards in Fiscal 2022

The following table provides supplemental information relating to grants of plan-based awards made during fiscal 2022 to help explain information provided above in our Summary Compensation Table. This table presents information regarding all grants of plan-based awards made during fiscal 2022.

Name		Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)
Carl Daikeler		—	1	1	2	—	—	—	—
Marc Suidan	(3)	4-18-2022	—	—	—	—	1,027,312	1.83	1,000,000
	(4)	4-18-2022	—	—	—	546,448	—	—	1,000,000
		—	211,168	281,558	422,337	—	—	—	—
Sue Collyns		—	337,500	450,000	675,000	—	—	—	—
Blake Bilstad	(3)	5-15-2022	—	—	—	—	100,000	1.09	58,387
		—	195,000	260,000	390,000	—	—	—	—
Michael Neimand	(3)	5-15-2022	—	—	—	—	250,000	1.09	145,966
		—	275,013	366,685	550,027	—	—	—	—
Kathy Vrabeck	(3)	4-18-2022	—	—	—	—	500,000	1.83	486,707
	(3)	5-15-2022	—	—	—	—	250,000	1.09	145,966
		—	286,337	381,783	572,674	—	—	—	—

(1)

Amounts reflect potential payouts under our 2022 annual bonus program at threshold, target and maximum amounts based on 2022 base salaries. Please see the description of the annual bonus program under the section above titled, “Cash Incentive Compensation—Annual Bonus Program”. Under our 2022 program, the Compensation Committee decided to pay the annual bonuses in fully vested RSUs. The number of RSUs subject to the award will be determined based on the closing price of our Common Stock on the grant date.

(2)

Amounts reflect the full grant-date fair value of options and RSUs granted during 2022 computed in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate these values in Note 17 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

(3)

Represents the number of options granted to the named individual during fiscal year 2022 under our 2021 Incentive Award Plan (the “2021 Plan”). Each option will vest and become exercisable as to 25% of the shares subject thereto on each of the first four anniversaries of the applicable grant date, subject to continued employment through the applicable vesting date.

(4)

Represents an award of RSUs granted to the named individual during fiscal year 2022 under the 2021 Plan. This RSU award will vest as to 25% of the shares subject thereto on each of the first four anniversaries of the applicable grant date, subject to continued employment through the applicable vesting date.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Named Executive Officer Agreements

We have entered into offers of employment letters or employment agreements with certain of our NEOs, the material terms of which are described below. The Company has not entered into a written offer of employment letter or employment agreement with Mr. Daikeler.

Marc Suidan

On April 15, 2022, we entered into an employment offer letter with Mr. Suidan. Pursuant to the offer letter, Mr. Suidan served in an advisory capacity from April 15, 2022 until May 10, 2022, at which time Mr. Suidan began serving as the Company’s Chief Financial Officer. Mr. Suidan’s employment under the offer letter is at-will and will continue until terminated at any time by any party in accordance with the terms of the offer letter. Under the offer letter, Mr. Suidan reports to the Company’s Chief Executive Officer.

The offer letter provides for: (i) an annual base salary of $525,000 per year; (ii) participation in the health, welfare and retirement benefit plans and programs maintained by the Company for the benefit of the Company’s similarly situated employees; (iii) a monthly phone allowance of $200 per month, pursuant to Company policy; and (iv) annual cash bonuses under the Company’s bonus program, with a target bonus opportunity equal to 75% of Mr. Suidan’s annual base salary. The payment of any annual bonus, to the extent any such bonus becomes payable, will be contingent upon Mr. Suidan’s continued employment through the applicable payment date, and will be pro-rated for any partial year of employment.

In connection with entering into the offer letter, Mr. Suidan was granted an option to purchase shares of our Class A common stock, as well as an award of RSUs, under the 2021 Plan. The awards each have an aggregate dollar-denominated grant-date value equal to approximately $1,000,000. Each award will vest and, as applicable, become exercisable, as to 25% of the shares underlying the award on each of the first four anniversaries of the grant date, subject to Mr. Suidan’s continued employment through the applicable vesting date.

The severance benefits and payments payable to Mr. Suidan upon certain qualifying terminations of his employment are summarized below under the section entitled, “—Potential Payments Upon Termination or Change in Control”.

As a condition to Mr. Suidan’s employment under the Offer Letter, Mr. Suidan also entered into the Company’s standard form of Confidentiality and Non-Solicitation Agreement and a Dispute Resolution Agreement.

Sue Collyns

Employment Agreement. Effective May 10, 2022, Ms. Collyns ceased serving as our Chief Financial Officer and, on May 31, 2022, Ms. Collyns’ employment with the Company terminated and, following her termination of employment, Ms. Collyns transitioned to serving the Company in an advisory capacity through May 31, 2023. The following describes her employment agreement, as in effect prior to her transition to an advisor, as well as her Services Agreement (as defined below).

In 2021, we entered into an employment agreement with Ms. Collyns, which provided for Ms. Collyns’ continued employment with the Company as the Company’s Chief Financial Officer.

Under the employment agreement, Ms. Collyns reported to the Company’s Chief Executive Officer. Ms. Collyns’ employment under the employment agreement was at-will and continued until terminated at any time by any party in accordance with the terms of the employment agreement.

In addition, the employment agreement provided for: (i) an annual base salary of $600,000, payable in accordance with the Company’s normal payroll practices and which may be increased (but not decreased) in the sole discretion of the Board; and (ii) effective as of the closing of the business combination, a target annual bonus opportunity equal to 75% of Ms. Collyns’ annual base salary, based on the achievement of individual and/or Company performance goals as determined by the Board in its sole discretion. Any such annual bonus earned by Ms. Collyns became payable to her on the date annual bonuses are paid to other senior executives of the Company (but in no event later than March 15th of the year following the year in which such bonus was earned), subject to Ms. Collyns’ continued employment through the applicable payment date. Under the employment agreement, Ms. Collyns (and her spouse and/or eligible dependents) were eligible to participate in the customary health, welfare and fringe benefit plans maintained by the Company for the benefit of its senior executives.

The severance benefits and payments paid to Ms. Collyns upon her termination of her employment are summarized below under the section entitled, “—Potential Payments Upon Termination or Change in Control”.

In addition, the employment agreement with Ms. Collyns contained customary confidentiality and non-disclosure restrictions, assignment of inventions covenants and service provider non-solicitation restrictions effective during employment and for the 12 months thereafter. Further, the employment agreement included a “best pay” provision under Section 280G of the Code, pursuant to which any “parachute payments” that become payable to the executive will either be paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Code, whichever results in the better after-tax treatment to Ms. Collyns.

Services Agreement. On June 1, 2022, we entered into an Independent Contractor Services Agreement (the “Services Agreement”) with Ms. Collyns following the termination of her employment with the Company. Pursuant to the Services Agreement, through May 31, 2023, Ms. Collyns will provide up to 40 hours per week in support services to our finance department and will cooperate in any legal matters. In exchange for her services, Ms. Collyns was paid a one-time payment of $10,000. In addition, Ms. Collyns’ equity awards will remain outstanding and eligible to vest based on her continued consulting services.

Blake Bilstad

On September 27, 2021, we entered into an employment offer letter with Mr. Bilstad to serve as our Chief Legal Officer and Corporate Secretary. Mr. Bilstad’s employment under the offer letter, which began on October 28, 2021, is at-will and will continue until terminated at any time by either party. Pursuant to the offer letter, Mr. Bilstad is entitled to receive an annual base salary of $520,000 per year. In addition, Mr. Bilstad (and his beneficiaries) are eligible to participate in the health and welfare benefit plans and programs maintained by us for the benefit of our employees, the full cost of which is paid by the Company.

Under the offer letter, Mr. Bilstad is also eligible to earn annual cash bonuses under our bonus program, with an annual target bonus opportunity equal to 50% of his base salary. The payment of any annual bonus, to the extent any such bonus becomes payable, will be contingent upon Mr. Bilstad’s continued employment through the applicable payment date.

In connection with entering into the offer letter, Mr. Bilstad was awarded options having an aggregate grant-date fair value of approximately $1,200,000. The awards will vest annually over four years, with respect to 25% of the shares underlying the award on each of the first four anniversaries of the applicable grant date, subject to continued employment.

The severance benefits and payments payable to Mr. Bilstad upon certain qualifying terminations of his employment are summarized below under the section entitled, “—Potential Payments Upon Termination or Change in Control”.

In connection with his offer letter, Mr. Bilstad also entered into the Company’s standard form of confidentiality agreement and arbitration agreement.

Michael Neimand

On August 30, 2006, we entered into an offer letter with Michael Neimand. Mr. Neimand’s employment under the offer letter is at-will and will continue until terminated at any time by either party. Pursuant to his offer letter, Mr. Neimand is entitled to receive an annual base salary of $180,000 per year; the actual base salary earned by Mr. Neimand for services during the last completed fiscal year is set forth above in the Summary Compensation Table. In addition, Mr. Neimand (and his eligible dependents) are eligible to participate in the health and welfare benefit plans and programs maintained by us for the benefit of our employees.

Under the offer letter, Mr. Neimand is also eligible to earn (i) a discretionary bonus of up 20% of his year-end base salary, and (ii) a cash bonus of up to $30,000 per calendar quarter, subject to Mr. Neimand’s continued employment through the end of the applicable quarter. Mr. Neimand’s target bonus opportunity for the last completed fiscal year is set forth and described above under the section titled, “Cash Incentive Compensation—Annual Bonus Program”.

The severance benefits and payments payable to Mr. Neimand upon a qualifying termination of his employment are summarized below under the section entitled, “—Potential Payments Upon Termination or Change in Control”.

In connection with his offer letter, Mr. Neimand also entered into the Company’s standard form of confidentiality agreement.

Kathy Vrabeck

On March 27, 2021, we entered into an employment offer letter with Ms. Vrabeck to serve as our Chief Strategy Officer. Ms. Vrabeck’s employment under the offer letter, which began on April 26, 2021, is at-will and will continue until terminated at any time by either party. Pursuant to the offer letter, Ms. Vrabeck is entitled to receive an annual base salary of $525,000 per year. In addition, Ms. Vrabeck (and her beneficiaries) are eligible to participate in the health and welfare benefit plans and programs maintained by us for the benefit of our employees, the full cost of which is paid by the Company.

Under the offer letter, Ms. Vrabeck is also eligible to earn annual cash bonuses under our bonus program, with an annual target bonus opportunity equal to 67% of her base salary. The payment of any annual bonus, to the extent any such bonus becomes payable, will be contingent upon Ms. Vrabeck’s continued employment through the applicable payment date.

In connection with entering into the offer letter, Ms. Vrabeck was awarded options and/or RSUs having an aggregate grant-date fair value of approximately $2,300,000. The awards will vest annually over four years, with respect to 25% of the shares underlying the award on each of the first four anniversaries of April 26, 2021, subject to continued employment.

The severance benefits and payments payable to Ms. Vrabeck upon certain qualifying terminations of her employment are summarized below under the section entitled, “—Potential Payments Upon Termination or Change in Control”.

In connection with her offer letter, Ms. Vrabeck also entered into the Company’s standard form of confidentiality agreement and arbitration agreement.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the number of shares of Common Stock underlying outstanding equity incentive plan awards for our NEOs as of December 31, 2022.

				Option Awards				Stock Awards
Name		Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Carl Daikeler	(2)	7/2/2021	7/2/2021	251,976	755,926	$9.94	7/1/2031	—	—
Marc Suidan	(2)	4/18/2022	4/18/2022	—	1,027,312	$1.83	4/17/2032	—	—
	(3)	4/18/2022	4/18/2022	—	—	—	—	546,448	284,153
Sue Collyns	(2)	7/2/2021	7/2/2021	83,992	251,975	$9.94	7/1/2031	—	—
	(4)	5/6/2019	12/14/2018	268,774	67,193	$2.47	5/5/2029	—	—
	(5)	9/8/2014	9/8/2014	2,916,197	—	$1.72	9/7/2024	—	—
Blake Bilstad	(2)	5/15/2022	5/15/2022	—	100,000	$1.09	5/14/2032	—	—
	(2)	11/15/2021	11/15/2021	126,483	379,447	$4.62	11/14/2031	—	—
Michael Neimand	(2)	5/15/2022	5/15/2022	—	250,000	$1.09	5/14/2032	—	—
	(2)	7/2/2021	7/2/2021	83,992	251,975	$9.94	7/1/2031	—	—
	(4)	5/6/2019	12/14/2018	134,387	33,596	$2.47	5/5/2029	—	—
	(5)	8/1/2017	8/1/2017	335,967	—	$2.26	7/31/2027	—	—
	(5)	3/28/2016	3/28/2016	223,979	—	$3.10	3/27/2026	—	—
	(5)	9/30/2014	9/30/2014	437,429	—	$1.72	9/29/2024	—	—
	(5)	10/28/2013	10/1/2013	583,239	—	$1.72	10/27/2023	—	—
	(5)	10/28/2013	4/1/2012	158,932	—	$1.58	10/27/2023	—	—
Kathy Vrabeck	(2)	5/15/2022	5/15/2022	—	250,000	$1.09	5/14/2032	—	—
	(2)	4/18/2022	4/18/2022	—	500,000	$1.83	4/17/2032	—	—
	(3)	8/27/2021	4/26/2021	—	—	—	—	112,450	58,474
	(2)	7/2/2021	4/26/2021	57,844	173,691	$9.94	7/1/2031	—	—

(1)

Amounts are calculated based on multiplying the number of shares shown in the table by the per share closing price of our Common Stock on December 30, 2022 (i.e., the last trading day of our last completed fiscal year), which was $0.52.

(2)

Each of these option awards was granted under our 2021 Plan and will vest and become exercisable as to 25% of the shares subject thereto on each of the first four anniversaries of the applicable vesting commencement date, subject to continued employment through the applicable vesting date.

(3)

Each of these RSU awards was granted under our 2021 Plan and will vest as to 25% of the shares subject thereto on each of the first four anniversaries of the applicable vesting commencement date, subject to continued employment through the applicable vesting date.

(4)

Each of these option awards was granted under our Amended and Restated 2020 Equity Compensation Plan (“2020 Plan”) and will vest and become exercisable as to 20% of the shares subject thereto on each of the first five anniversaries of the applicable vesting commencement date, subject to continued employment through the applicable vesting date.

(5)	Each of these option awards was granted under our 2020 Plan and vested in full as of December 31, 2022.

Option Exercises and Stock Vested in Fiscal 2022

The following table sets forth certain information concerning RSUs vested for our NEOs during the year ended December 31, 2022. None of our NEOs exercised any portion of their respective options during 2022.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Carl Daikeler	—	—
Marc Suidan	—	—
Sue Collyns	—	—
Blake Bilstad	—	—
Michael Neimand	—	—
Kathy Vrabeck	37,484	61,099

(1)	Amounts are calculated by multiplying the number of shares vested by our closing stock price on the vesting date.

Potential Payments Upon Termination or Change in Control

Executive Employment Agreements

The Company has entered into offer letters or employment agreements with certain of its NEOs, which provide for (among other things) severance benefits and payments to be paid upon certain qualifying terminations of employment, including in connection with a “change in control” of the Company, as summarized below.

Marc Suidan and Blake Bilstad

Under the offer letters with each of Messrs. Suidan and Bilstad, if the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” (each, as defined in the applicable offer letter), then the executive will be entitled to receive the following severance payments and benefits:

•

an amount equal to one times the executive’s highest agreed upon annual base salary or, to the extent the Company implemented a proportionate reduction in the base salaries of other members of the Company’s executive team during the year in which the termination occurs, the executive’s base salary as in effect on the termination date, payable in substantially equal installments over the 12-month period following the termination date;

•

an amount equal to the executive’s target annual bonus for the year of termination, prorated through the date of termination (the “Pro-Rated Target Bonus”), payable in substantially equal installments over the 12-month period following the termination date;

•	continued healthcare coverage for 12 months following the termination date, at the same levels as in effect on the termination date; and

•

an additional 12 months of vesting for each outstanding and unvested time-vesting Company equity award then-held by the executive or, if the termination occurs on or within 12 months following a “change in control” (as defined in the 2021 Plan), full accelerated vesting of all outstanding and unvested time-vesting Company equity awards then-held by the executive.

The severance payments and benefits described above are subject to the applicable executive’s timely execution and non-revocation of a general release of claims in favor of the Company.

In addition to the severance payments and benefits described above, if the executive’s employment is terminated due to his death or disability, then the executive will be entitled to receive (A) the Pro-Rated Target Bonus and

(B) an additional 12 months of vesting for each outstanding and unvested time-vesting Company equity award then-held by the executive.

Michael Neimand

Under Mr. Neimand’s offer letter, upon a termination of Mr. Neimand’s employment by the Company without cause, he is entitled to a cash severance payment equal to 90 days of his then-current base salary, paid in accordance with the Company’s regular payroll practices.

Kathy Vrabeck

Under Ms. Vrabeck’s offer letter, if Ms. Vrabeck’s employment is terminated by the Company without “cause” or by Ms. Vrabeck for “good reason” (each, as defined in the offer letter), then she will be entitled to receive the following severance payments and benefits:

an amount equal to one-half times (or, if such termination occurs on or within 12 months following a “change in control” (as defined in the 2021 Plan), one times) her annual base salary as in effect at the time of termination, payable in substantially equal installments over the six-month (or, as applicable, 12-month) period following the termination date; and

A lump sum payment in an amount equal to (i) six times (or, if such termination occurs on or within 12 months following a change in control, 12 times) the estimated monthly cost to continue healthcare coverage under COBRA, at the same levels as in effect on the termination date, plus (ii) to the extent any taxes are imposed on the foregoing COBRA payment, an additional amount sufficient to cover any such taxes.

The severance payments and benefits described above are subject to Ms. Vrabeck’s timely execution and non-revocation of a general release of claims in favor of the Company.

Sue Collyns Termination

On May 31, 2022, Ms. Collyns’ employment with the Company was terminated by the Company without “cause” (as defined in Ms. Collyns’ employment agreement). Following her termination, Ms. Collyns will remain with the Company as a consultant through May 31, 2023. In exchange for her consulting services, Ms. Collyns was paid a one-time payment of $10,000.

In connection with such termination of employment, we paid or provided Ms. Collyns with the following severance payments and benefits in 2022, pursuant to her employment agreement with the Company:

•

an amount equal to one times Ms. Collyns’ annual base salary as in effect at the time of termination, payable in substantially equal installments over the 12-month period following the termination date;

•

a lump sum cash payment equal to Ms. Collyns’ target annual bonus for the year of termination (prorated based on the number of days Ms. Collyns was employed by the Company during such year), payable on the date on which annual bonuses are paid to the Company’s senior executives generally; and

•	continued healthcare coverage for 12 months after the termination date, at the same levels as in effect on the termination date.

In addition, all outstanding stock options held by Ms. Collyns as of her termination will remain outstanding and eligible to vest based on her continued consulting services (rather than on an accelerated basis on her termination date as provided under her employment agreement).

In consideration of the severance payments and benefits described above, Ms. Collyns was required to execute a general release of claims in favor of the Company. In addition, Ms. Collyns’ eligibility to receive or retain such severance payments and benefits is subject to her continued compliance with the restrictive covenant obligations described above under “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Named Executive Officer Agreements.”

Estimated Potential Payments

The following table summarizes the payments that would be made to our NEOs upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2022. However, for Ms. Collyns, amounts shown reflect the actual severance payments and benefits provided to Ms. Collyns in connection with her termination of employment in 2022. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination or (ii) other benefits earned or accrued by our NEO during their employment that are available to all salaried employees.

Name	Benefit	Termination Without Cause or for Good Reason (no Change in Control) ($)(1)	Termination due to Death or Disability ($)	Change in Control (no Termination) ($)(2)	Termination Without Cause or for Good Reason in Connection with a Change in Control ($)
Carl Daikeler	Cash	—	—	—	—
	Equity Acceleration (3)	—	—	—	—
	Healthcare	—	—	—	—
	Total(4)	—	—	—	—
Marc Suidan	Cash	918,750	393,750	—	918,750
	Equity Acceleration(3)	71,038	71,038	—	284,153
	Healthcare	33,560	—	—	33,560
	Total(4)	1,023,438	464,788	—	1,236,463
Sue Collyns	Cash	786,164	—	—	—
	Equity Acceleration(3)	—	—	—	—
	Healthcare	26,988	—	—	—
	Total	813,152	—	—	—
Blake Bilstad	Cash	780,000	260,000	—	780,000
	Equity Acceleration(3)	—	—	—	—
	Healthcare	39,026	—	—	39,026
	Total(4)	819,026	260,000	—	819,026
Michael Neimand	Cash	135,616	—	—	135,616
	Equity Acceleration(3)	—	—	—	—
	Healthcare	—	—	—	—
	Total(4)	135,616	—	—	135,616
Kathy Vrabeck	Cash	262,500	—	—	525,000
	Equity Acceleration(3)	—	—	—	—
	Healthcare	24,629	—	—	49,258
	Total(4)	287,129	—	—	574,258

(1)

For Ms. Collyns, amounts reflect the actual severance payments and benefits provided to Ms. Collyns in connection with her termination of employment in 2022. For Ms. Vrabeck, amounts reflect the payments that would have been made to the executive under her offer letter on a termination of employment by the Company without “cause” or by the executive for “good reason” (each, as defined in the offer letter). For Mr. Neimand, amounts reflect the payments that would have been made to the executive under his offer letter on a termination of employment by the Company without cause.

(2)	With respect to option and RSU awards, amounts assume the awards are assumed or substituted in connection with the change in control.
(3)

With respect to option and RSU awards, amounts were calculated by (i) multiplying the number of accelerated shares of Common Stock underlying the awards by $0.52, the closing trading price of our Common Stock on December 30, 2022 (i.e., the last trading day of our last completed fiscal year) and (ii) for the option awards, subtracting the exercise price. With respect to options with an exercise price greater than $0.52 (the closing trading price of our Common Stock on December 30, 2022), no value has been included in the table above.

(4)	Amounts shown are the maximum potential payment the NEO would have received as of December 31, 2022.

PAY VERSUS PERFORMANCE TABLE

Pay-versus-Performance Table

The following table provides information for the years 2022 and 2021 with respect to the compensation of our principal executive officer (“PEO”), which is our CEO, the average compensation of our other NEOs, and the performance measures set forth in the table.

					Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO(1)(2)	Average Summary Compensation Table Total for non-PEO NEOs(3)	Average Compensation Actually Paid to non-PEO NEOs(2)(3)	Total Shareholder Return(4)	Peer Group Total Shareholder Return(4)	Net Income(5)	Pre-Bonus EBITDA(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$29,703	($295,246)	$1,459,225	$597,242	$4.13	$84.19	($194,192,000)	($12,600,000)
2021	$5,850,506	$1,191,772	$2,434,103	($181,437)	$18.60	$101.95	($228,832,000)	($86,100,000)

(1)	For 2022 and 2021, our PEO was Mr. Daikeler.
(2)

In calculating the “compensation actually paid” amounts reflected in these columns, the fair value or change in fair value, as applicable, of the equity award adjustments included in such calculations were computed in accordance with FASB ASC Topic 718. Stock option grant date fair values are calculated based on the Black-Scholes option pricing model as of date of grant. Adjustments have been made using stock option fair values as of each measurement date using the stock price as of the measurement date and updated assumptions (i.e., term, volatility, dividend yield, risk free rates) as of the measurement date. The range of grant date assumptions used during the years ended December 31, 2022 and 2021 were: risk-free interest rate of 1.55% - 4.10% and 0.22% - 1.42%, respectively; expected life of 2.50-6.37 years and 2.50-6.87 years, respectively; and expected volatility of 52.58%-58.49% during the year ended December 31, 2022 and 50.51% -59.62% during the year ended December 31, 2021.Time-vested restricted share unit grant date fair values are calculated using the stock price as of date of grant. Adjustments have been made using the stock price as of year end and as of each date of vest. We provide information regarding the assumptions used to calculate the valuation of the awards in Note 17 to the consolidated financial statements included in the Annual Report on Form 10-K filed on March 16, 2023.

(3)	For 2022, our non-PEO NEOs were Messrs. Suidan, Neimand, and Bilstad and Ms. Vrabeck and Collyns. For 2021, our non-PEO NEOs were Messrs. Neimand and Gifford and Ms. Vrabeck and Collyns.
(4)

The Company’s Total Shareholder Return (“TSR”) and the Company’s Peer Group TSR reflected in these columns for each applicable fiscal year is calculated based on a fixed investment of $100 at the applicable measurement point on the same cumulative basis as is used in Item 201(e) of Regulation S-K. The peer group used to determine the Company’s Peer Group TSR for each applicable fiscal year is the following published industry index, as disclosed in our Annual Report on Form 10-K for the year ended December 31, 2022 pursuant to Item 201(e) of Regulation S-K: S&P SmallCap 600 Index. As disclosed in our Form 10-K, the S&P SmallCap 600 was chosen because we do not believe we can reasonably identify an industry index or specific peer issuer that would offer a meaningful comparison. The S&P SmallCap 600 represents a broad-based index of companies with similar market capitalization.

(5)	Represents the amount of net income (loss), reflected in the Company’s audited financial statements for the year indicated.
(6)

We have selected Pre-Bonus EBITDA as our most important financial measures (that are not otherwise required to be disclosed in the table) used to link “compensation actually paid” to our NEOs to Company performance for fiscal year 2022. Our Compensation Committee also determines the incentive bonus plan for the NEOs for 2022 based on achievement of this measure. See additional information under the heading “Compensation Discussion and Analysis - Analysis of Fiscal 2022 Compensation – Annual Incentive Bonus Plan” above, including for a general description of how we calculate Pre-Bonus EBITDA.

In the calculation of compensation actually paid and presented in the table, the following amounts were deducted and added:

Fiscal Year	Executives	SCT Total	Grant Date Fair Value of Stock Awards Reported in SCT	Year End Fair Value of New Awards	Change in Fair Value of Outstanding Unvested Awards From Prior Years	Change in Fair Value of Awards that Vested in Applicable Year	Total Change in Fair Value	CAP
		(a)	(b)	(i)	(ii)	(iii)	(c)=(i)+(ii)+(iii)	(d)=(a)-(b)+(c)
2022	PEO	$29,703	$0	$0	($270,499)	($54,450)	($324,949)	($295,246)
	Other NEOs	$1,459,225	$567,405	$115,548	($166,345)	($46,499)	($97,295)	$794,524
2021	PEO	$5,850,506	$5,006,083	$347,349	$0	$0	$347,349	$1,191,772
	Other NEOs	$2,434,103	$1,826,517	$195,058	($975,379)	($8,703)	($789,023)	($181,437)

Pay-versus-Performance Comparative Disclosure

The following tables reflect the relationships between compensation actually paid (“CAP” in the graphics below) to our PEO, and the average of compensation actually paid to our non-PEO NEOs, to (i) our net income, (ii) our Pre-Bonus EBITDA for the fiscal years 2021 and 2022, and (iii) the Company’s cumulative TSR and our peer group TSR for the same period.

Pre-Bonus EBITDA was our most important performance measure used by us to link compensation actually paid to our NEOs to company performance for fiscal year 2022.

2022 DIRECTOR COMPENSATION

Director Compensation Program

We maintain a non-employee director compensation program (the “Director Compensation Program”), which provides for annual cash retainer fees and long-term equity awards for each of our non-employee directors (each, an “Eligible Director”). The Director Compensation Program consists of the following components:

Cash Compensation:

Annual Retainer: $45,000

Annual Committee Chair Retainer:

(1)	Audit: $20,000

(2)	Compensation: $15,000

(3)	Nominating and Corporate Governance: $10,000

Annual Committee Member (Non-Chair) Retainer:

(4)	Audit: $10,000

(5)	Compensation: $7,500

(6)	Nominating and Corporate Governance: $5,000

The annual cash retainers will be paid in quarterly installments in arrears. Annual cash retainers will be pro-rated for any partial calendar quarter of service.

Equity Compensation:

Initial Grant: Each Eligible Director who is initially elected or appointed to serve on our Board automatically shall be granted, on the date on which such Eligible Director is appointed or elected to serve on the Board, an RSU award with an aggregate value of $200,000, pro-rated for the number of days that have elapsed since the last occurring annual meeting.

Each Initial Grant will vest in full on the earlier to occur of the first anniversary of the grant date and the date of the next annual meeting following the grant date, subject to continued service.

Annual Grant: An Eligible Director who is serving on our Board as of the date of an annual meeting of stockholders shall be granted, on the date of such annual meeting, an RSU award with an aggregate value of $200,000.

Each Annual Grant will vest in full on the earlier to occur of the first anniversary of the grant date and the date of the next annual meeting following the grant date, subject to continued service.

Award Terms:

The number of RSUs subject to an Initial Grant and/or Annual Grant will be determined by dividing the value of the award by the closing price of the Company’s Class A Common Stock on the applicable grant date.

In addition, each equity award granted to an Eligible Director under the Director Compensation Program will vest in full immediately prior to the occurrence of a “change in control” (as defined in the 2021 Plan).

Compensation under the Director Compensation Program is subject to the annual limits on non-employee director compensation set forth in the 2021 Plan.

Director Deferred Compensation Plan

On February 24, 2023, we adopted The Beachbody Company, Inc. Deferred Compensation Plan for Directors (the “Deferred Compensation Plan”), which permits our non-employee directors to defer the settlement of all or a portion of any RSU awards granted under the Director Compensation Program.

Director Compensation Table

The following table sets forth compensation paid to or earned by our non-employee directors during the year ended December 31, 2022.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Mary Conlin	62,500	200,000	262,500
Kristin Frank	57,500	200,000	257,500
Michael Heller	55,000	200,000	255,000
Kevin Mayer	55,000	200,000	255,000
John Salter	50,000	200,000	250,000
Ben Van de Bunt	85,000	200,000	285,000

(1)

Carl Daikeler, our Chief Executive Officer, did not receive any compensation for his services as a member of our Board in 2022; the compensation paid to Mr. Daikeler for the services he provided to our Company during 2022 is reflected in the section entitled, “Executive Compensation Tables—Summary Compensation Table.”

(2)	Reflects the aggregate dollar amounts of all fees earned and/or paid in cash for services as a director.
(3)

Amounts reflect the full grant-date fair value of RSU awards granted during 2022 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all such awards made to our directors in Note 17 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

The following table shows the aggregate numbers of options (exercisable and unexercisable) and outstanding RSU awards held as of December 31, 2022 by each non-employee director.

Name	Option Awards Outstanding at 2022 Fiscal Year End (#)	RSU Awards Outstanding at 2022 Fiscal Year End (#)
Mary Conlin	—	190,476
Kristin Frank	—	190,476
Michael Heller	—	190,476
Kevin Mayer	—	190,476
John Salter	—	190,476
Ben Van de Bunt	167,983	190,476

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our Chief Executive Officer’s annual total compensation to the annual total compensation of our other employees.

The annual total compensation for 2022 for our Chief Executive Officer was $29,703, as reported in the Summary Compensation Table. The annual total compensation for 2022 for our median employee, identified as discussed below, was $146,515, calculated in accordance with the rules applicable to the Summary Compensation Table. Based on this information, for 2022, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees was approximately 0.20 to 1.

Methodology, Assumptions and Estimates Used in Determining our Pay Ratio Disclosure

We chose December 31, 2022 as the date for establishing the employee population used in identifying the median employee and used calendar year 2022 as the measurement period. As of such date, our employee count consisted of approximately 736 individuals, with approximately 729 of these individuals based in the United States and the other seven based in the United Kingdom. We identified the median employee using the consistently applied compensation measure of base pay plus overtime and bonus for each employee employed as of December 31, 2022 (other than our Chief Executive Officer). We annualized the compensation measure for permanent employees who joined in 2022. We captured all full-time and part-time employees, excluding non-US employees (all of whom are based in the United Kingdom), as they represent less than 1% of our employee population.

The annual total compensation of the median employee and the annual total compensation of the CEO were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported above should not be used as a basis for comparison between companies by other companies. In addition, we expect the Company’s annually reported pay ratio may vary significantly year over year, given the size of the Company and the potential variability in Company employee compensation.

ANNEX A: NET LOSS TO ADJUSTED EBITDA RECONCILIATION

In addition to our results determined in accordance with accounting principles generally accepted in the United States, or GAAP, we believe the following non-GAAP financial measure of Adjusted EBITDA is useful in evaluating our operating performance.

We define and calculate Adjusted EBITDA as net income (loss) adjusted for impairment of goodwill and intangible assets, depreciation and amortization, amortization of capitalized cloud computing implementation costs, amortization of content assets, interest expense, income taxes, equity-based compensation, inventory net realizable value adjustments, transaction costs, restructuring, change in fair value of warrant liabilities, and other items that are not normal, recurring, operating expenses necessary to operate the Company’s business.

The presentation of this non-GAAP financial measure is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure. A reconciliation of our non-GAAP Adjusted EBITDA to GAAP net income (loss) can be found below.

(in thousands)	2022	2021
Net loss	$(194,192)	$(228,382)
Adjusted for:
Impairment of goodwill and intangible assets	19,907	94,894
Depreciation and amortization	74,848	59,597
Amortization of capitalized cloud computing implementation costs	492	672
Amortization of content assets	24,276	14,838
Interest expense	3,368	536
Income tax benefit	(3,053)	(15,539)
Equity-based compensation	17,620	16,413
Employee incentives, expected to be settled in equity	5,466	—
Inventory net realizable value adjustments(1)	24,864	10,082
Transaction costs	—	3,028
Restructuring and platform consolidation costs(2)	11,718	(320)
Change in fair value of warrant liabilities	(8,322)	(50,729)
Other adjustment items(3)	—	11,701
Non-operating(4)	(257)	(2,899)

Adjusted EBITDA	$(23,265)	$(86,108)

(1)

Represents a non-cash expense to reduce the carrying value of our connected fitness inventory and related future commitments. This adjustment is included because of its unusual magnitude due to disruptions in the connected fitness market.

(2)	Includes restructuring expense and non-recurring personnel costs associated primarily with the consolidation of our digital platforms.
(3)	Includes costs associated with COVID-19.
(4)	Includes interest income, and during the year ended December 31, 2021, also includes the gain on investment on the Myx convertible instrument.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of as of December 31, 2022, with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing compensation plans.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))(3)
Equity compensation plans approved by security holders	51,573,810	$2.65	20,962,363
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Totals	51,573,810	$2.65	20,962,363

(1)

Includes shares subject to outstanding awards granted under our 2021 Plan and 2020 Plan as of December 31, 2022, of which 48,414,625 shares are subject to outstanding options and 3,159,185 shares are subject to outstanding RSUs. As of December 31, 2022, no rights to purchase our common stock had been granted under the ESPP.

(2)

The weighted average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding RSUs, which have no exercise price.

(3)

Includes 14,822,267 shares available for future issuance under our 2021 Plan and 6,140,096 shares available for future issuance under our ESPP. No additional awards will be granted under the 2020 Plan and, as a result, no shares remain available for issuance for new awards under the 2020 Plan.

The number of shares available for issuance under the 2021 Plan will be annually increased on January 1 of each calendar year (beginning in 2022 and ending in 2031) by an amount equal to the lesser of (i) 5% of the total number of shares of Class A and Class X Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by our Board.

The number of shares available for issuance under the ESPP will be annually increased on January 1 of each calendar year (beginning in 2022 and ending in 2031) by an amount equal to the lesser of (i) 1% of the aggregate number of shares of Class A Common Stock and Class X Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by our Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to beneficial ownership of our Common Stock as of September 22, 2023 for (i) each director and nominee, (ii) each holder of 5% or greater of our Common Stock, (iii) our Named Executive Officers, and (iv) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares subject to options and restricted stock units that are currently vested or vest within 60 days following September 22, 2023, and shares of Class X Common Stock, are deemed to be outstanding and beneficially owned by the person holding those securities for the purpose of computing share and percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of shares beneficially owned is based on 176,264,868 shares of Class A Common Stock and 136,450,256 shares of Class X Common Stock outstanding as of September 22, 2023. Except as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner+	Class A Common Stock(1)	Percentage of Class	Class X Common Stock	Percentage of Class	Combined Voting Power(2)
Named Executive Officers and Directors:
Carl Daikeler(3)	129,353,511	42.3%	128,849,560	94.4%	83.6%
Mark Goldston	—	—	—	—	—
Marc Suidan(4)	669,515	*	—	—	*
Michael Neimand(5)	2,306,103	1.3%	—	—	*
Kathy Vrabeck(6)	1,356,279	*	—	—	*
Blake Bilstad(7)	443,753	*	—	—	*
Sue Collyns(8)	—	—	—	—	—
Mary Conlin	216,551	*	—	—	*
Kristin Frank	232,763	*	—	—	*
Michael Heller	4,357,866	2.5%	—	—	*
Ann Lundy(9)	133,314	*	—	—	*
Kevin Mayer	1,529,051	*	—	—	*
John Salter(10)	216,551	*	—	—	*
Ben Van de Bunt(11)	367,736	*	—	—	*

All Executives Officers and Directors as a Group (12 persons)(12)	140,739,240	45.6%	128,849,560	94.4%	84.2%
Five Percent or More Stockholders:
Raine Entities(13)	37,685,997	21.4%	—	—	2.4%
Jon Congdon(14)	17,690,999	10.0%	—	—	1.1%

+	Unless otherwise noted, the business address for each of the following entities or individuals is c/o The Beachbody Company, 400 Continental Blvd., 4th Floor, El Segundo, CA 90245.
*	Means less than 1%.
(1)

Based on 176,264,868 shares of Class A common stock outstanding as of September 22, 2023, plus for each person, the stock options and RSUs held by that person that are currently vested or will vest within 60 days of September 22, 2023, and for Mr. Daikeler, the shares of Class X Common Stock beneficially owned by him. These rights to acquire Class A Common Stock are deemed to be outstanding shares of Class A Common Stock in calculating the total beneficial ownership and percentage of beneficial ownership of an individual (and the group) but are not deemed to be outstanding as to any other person.

(2)

Based on 176,264,868 shares of Class A Common Stock and 136,450,256 shares of Class X Common Stock outstanding as of September 22, 2023, and the shares of Class A Common Stock and Class X Common Stock held by such person (or group) on September 22, 2023 exclusive of any stock options or RSUs outstanding on September 22, 2023. Each share of our Class A Common Stock outstanding on the record date is entitled to one vote per share and each share of our Class X Common Stock outstanding on the record date is entitled to ten votes per share.
(3)

Represents (i) 128,849,560 shares of Class X Common Stock held by the Carl Daikeler & Isabelle Brousseau Daikeler Revocable Trust that are convertible into shares of Class A Common Stock on a one-for-one basis, and (iii) 503,951 shares of Class A Common Stock subject to options that are currently vested or will vest within 60 days following September 22, 2023.

(4)	Represents 412,687 shares of Class A Common Stock and 256,828 shares of Class A Common Stock subject to options that are currently vested or will vest within 60 days following September 22, 2023.
(5)	Represents 201,686 shares of Class A Common Stock and 2,104,417 shares of Class A Common Stock subject to options that are currently vested or will vest within 60 days following September 22, 2023.
(6)	Represents 1,053,011 shares of Class A Common Stock and 303,268 shares of Class A Common Stock subject to options that are currently vested or will vest within 60 days following September 22, 2023.
(7)

Represents 140,788 shares of Class A Common Stock and 302,965 shares of Class A Common Stock subject to options that are currently vested or will vest within 60 days following September 22, 2023. Class A Common Stock ownership is based on information known as of May 1, 2023, which was Mr. Bilstad’s last day of employment with us.

(8)

Based on information known as of May 31, 2022, which was Ms. Collyns last day of employment with us, and reflects the expiration of her options following termination of her consultancy, which terminated on May 31, 2023.

(9)	Represents 133,314 shares of Class A common stock subject to RSUs that will vest within 60 days following September 22, 2023.
(10)	Mr. Salter has assigned his rights, title and interests in these shares to the Raine Group. See Footnote 13.
(11)	Represents 216,551 shares of Class A Common Stock and 151,185 shares of Class A Common Stock subject to options that are currently vested or will vest within 60 days following September 22, 2023.
(12)	Includes directors and executive officers as of September 22, 2023. Excludes Mr. Bilstad and Ms. Collyns, each of whom were no longer employed as of September 22, 2023.
(13)

Based on an amendment to Schedule 13D filed with the SEC on February 1, 2023 reporting ownership as of January 19, 2022 by RPIII Rainsanity LP, a Delaware limited partnership (Rainsanity), RPIII Rainsanity Co-Invest 1 LLC, a Delaware limited liability company (RPIII Co-Invest 1), RPIII Corp SPV Management LLC, a Delaware limited liability company (SPV Management), RPIII Corp Aggregator LP, a Delaware limited partnership (Corp Aggregator); Raine Associates III Corp (AIV 2) GP LP, a Cayman Islands limited partnership (Raine Associates); Raine Management LLC, a Delaware limited liability company (Raine Management), The Raine Group LLC, a Delaware limited liability company (The Raine Group), and Raine Holdings LLC, a Delaware limited liability company (Raine Holdings). Rainsanity holds 33,553,362 shares and RPIII Co-Invest 1 holds 3,916,084 shares of Class A Common Stock. SPV Management is the general partner of Rainsanity. Corp Aggregator is the sole manager of SPV Management. Raine Associates is the general partner of Corp Aggregator and RPIII Co-Invest 1’s manager. Raine Management is the general partner of Raine Associates. Raine Group is the manager of Raine Management. Raine Holdings is the majority member of Raine Group. John Salter has assigned all rights, title, and interest in his grants of equity and resulting shares for his service as a director of the Issuer, to Raine Group or its affiliates. As a result, Raine Management may also be deemed to beneficially own 216,551 shares of Class A Common Stock acquired by Mr. Salter upon the vesting of RSUs. Accordingly, each of Raine Group and Raine Holdings may be deemed to beneficially own these shares of Class A Common Stock held by Mr. Salter, each of Raine Associates and Raine Management may be deemed to beneficially own the shares of Class A Common Stock held by Rainsanity and RPIII Co-Invest 1, and SPV Management and Corp Aggregator may be deemed to beneficially own the shares of Class A Common Stock held by Rainsanity. Each of these entities has expressly disclaimed beneficial ownership of the shares other than those shares held of record by such entity. The principal office and business address of each entity is 65 East 55th Street, 24th Floor, New York, NY 10022.

(14)	Based on information reported on Form 4 filed with the SEC by Mr. Congdon on June 26, 2023, after his last date of employment with us on December 31, 2022.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us, and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders during the fiscal year ended December 31, 2022, were satisfied, except that due to administrative errors, one late Form 4 was filed jointly by RPIII Rainsanity LP, RPIII Corp SPV Management LLC, RPIII Corp Aggregator LP, Raine Associates III Corp (AIV 2) GP LP, Raine Management LLC, Raine Group LLC and Raine Holdings LLC (collectively, the “Raine Group”) on December 5, 2022, reporting four transactions involving shares of Class A Common Stock held by certain subsidiaries of the Raine Group, which shares were inadvertently omitted from the Raine Group’s original Form 3 filed on June 29, 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2022, there has not been, nor is there any proposed transaction in which we were or will be a party or in which we were or will be a participant, involving an amount that exceeded or will exceed $120,000 and in which any director, executive officer, beneficial owner of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements and other agreements and transactions which are described in “Compensation Discussion and Analysis” section and the transactions described below.

Legal Services with Cozen O’Connor

Michael Heller, a minority shareholder and member of the Board of Directors is also a shareholder and Chief Executive Officer of a law firm, Cozen O’Connor P.C., that provides legal services to the Company. Total payments to Cozen O’Connor were $1.3 million during the year ended December 31, 2022. The Company’s accounts payable related to the firm was $0.1 million as of December 31, 2022.

Payments under Royalty Agreement

The Company has a royalty agreement with a company related to Carl Daikeler, our controlling stockholder and CEO. The company related to Mr. Daikeler assisted us with the development of several products and receives royalties based on the sales of these products. Total payments to the company related to Mr. Daikeler were approximately $0.5 million for the year ended December 31, 2022. As of December 31, 2022, $0.2 million was due to the company related to Mr. Daikeler pursuant to the royalty agreement.

Payments to Raine Advisors

In connection with the consummation of that certain financing agreement, dated as of August 8, 2022 (as amended from time to time, the “Financing Agreement”), by and among the Company, Beachbody, LLC, certain subsidiaries of the Company, the lenders party thereto and Blue Torch Finance, LLC, as collateral agent and as administrative agent, which provided for a senior secured term loan facility in an original aggregate principal amount of $50.0 million (the “Credit Facility”), the Company paid Raine Advisors LLC an advisory fee of $1 million. John Salter, a member of the Board of Directors, is a Managing Director of Raine Group LLC, of which Raine Advisors LLC is an affiliate. There were no amounts due to Raine as of December 31, 2022.

Indemnification agreements

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements, our Charter and our Bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our Bylaws also require us to advance expenses incurred by our directors and officers.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Policies and procedures for related party transactions

We have adopted a related-party transaction policy setting forth the policies and procedures for the review and approval or ratification of transactions involving us and “related persons.” For the purposes of this policy, “related persons” includes our executive officers and directors or their immediate family members, stockholders owning five percent or more of our outstanding Common Stock and their immediate family members and entities in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent or greater beneficial ownership interest.

The policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated party and the extent of the related person’s interest in the transaction. All related-party transactions may only be consummated if our audit committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote respecting approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the audit committee that considers the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

PROPOSAL 3: ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

✓	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE COMPENSATION OF OUR NEOs:

As required by Section 14A(a)(1) of the Exchange Act, the below resolution enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (also referred to as “NEOs”) as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal (the “Say-On-Pay Vote”), gives our stockholders the opportunity to express their views on our NEOs’ compensation. The Say-on-Pay Vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. The Board has determined, consistent with the feedback from our stockholders, that we will hold this vote every year.

We encourage our stockholders to review the “Compensation Discussion and Analysis” section of this Proxy Statement for more information.

As an advisory approval, this proposal is not binding upon us or our Board. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation program, values the opinions of our stockholders expressed through your vote on this proposal. The Board and Compensation Committee will consider the outcome of this vote in making future compensation decisions for our NEOs. Accordingly, we ask our stockholders to vote FOR the following resolution at the annual meeting:

“RESOLVED, that the stockholders of The Beachbody Company, Inc. approve, on an advisory (non-binding) basis, the 2022 compensation of The Beachbody Company, Inc.’s named executive officers as described in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in The Beachbody Company, Inc.’s Proxy Statement for the 2023 Annual Meeting of Stockholders.”

Required Vote

Adoption of this proposal requires the affirmative vote of the majority of the votes cast (meaning the number of shares voted “for” a proposal must exceed the number of shares voted “against” such proposal). Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the vote for this proposal.

The Say-on-Pay Vote is not binding on us, the Board or the Compensation Committee. The vote on this proposal will, therefore, not affect any compensation already paid or awarded to any NEO and will not overrule any decisions previously made by the Board or the Compensation Committee. Because we highly value the opinions of our stockholders, our Board and Compensation Committee will consider the results of the Say-on-Pay Vote when making future executive compensation decisions as they deem appropriate.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote “FOR” the approval, on an advisory (non-binding) basis, of the compensation of our NEOs, as disclosed in this Proxy Statement.

Advisory approval of the Company’s executive compensation	✓	OUR BOARD RECOMMENDS YOU VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NEOS

PROPOSAL 4: AUTHORIZATION OF THE BOARD TO AMEND THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF ALL OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK BY A RATIO IN THE RANGE OF 1-FOR-10 TO 1-FOR-50.

✓	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AUTHORIZATION OF THE BOARD TO EFFECT A REVERSE STOCK SPLIT:

General

Our Board has adopted and is recommending that our stockholders approve an amendment to our Certificate of Incorporation to effect a reverse stock split of our Class A Common Stock and Class X Common Stock at a ratio ranging from any whole number between 1-for-10 and 1-for-50, with the exact ratio within such range to be determined by the Board, or a committee of the Board, in its discretion, and included in a public announcement (the “Reverse Stock Split”), subject to the Board’s authority to determine when to file the amendment notwithstanding prior stockholder approval of such amendment. Pursuant to the law of the State of Delaware, our state of incorporation, the Board must adopt any amendment to our Certificate of Incorporation and submit the amendment to stockholders for their approval. The form of the proposed amendment to our Certificate of Incorporation which would be filed with the Secretary of State of the State of Delaware, is attached to this Proxy Statement as Appendix A.

By approving this proposal, stockholders will approve an amendment to our Certificate of Incorporation pursuant to which a number of outstanding shares of our Common Stock between ten (10) and fifty (50), inclusive, would be combined into one share of our Class A Common Stock or Class X Common Stock, as applicable. Upon receiving stockholder approval, the Board will have the authority, but not the obligation, in its sole discretion, to elect, without further action on the part of the stockholders, whether to effect the Reverse Stock Split and, if so, to determine the Reverse Stock Split ratio from among the approved range described above (the “Final Ratio”) and to effect the Reverse Stock Split by filing a Certificate of Amendment with the Secretary of State of the State of Delaware. The Board may also elect not to effect any Reverse Stock Split.

The Board’s decision as to whether and when to effect the Reverse Stock Split will be based on a number of factors, including market conditions, the historical, then-existing and expected trading price of our Class A Common Stock, the anticipated impact of the Reverse Stock Split on the trading price of our Class A Common Stock and on the number of holders of our Class A Common Stock, and the continued listing requirements of the NYSE. Although our stockholders may approve the Reverse Stock Split, we will not effect the Reverse Stock Split if the Board does not deem it to be in the best interests of the Company and its stockholders.

Because the Reverse Stock Split will decrease the number of outstanding shares of our Common Stock by a ratio in the range of 1-for-10 to 1-for-50 but would not effect a decrease to the number of shares of Common Stock that the Company will be authorized to issue, the proposed Reverse Stock Split would result in a relative increase in the number of authorized and unissued shares of our Common Stock. For more information on the relative increase in the number of authorized shares of our Common Stock, see “—Principal Effects of the Reverse Stock Split- Relative Increase in Number of Authorized Shares of Common Stock for Issuance” below.

Purpose and Background of Reverse Split

The Board approved the proposed amendments to our Certificate of Incorporation to effect the Reverse Stock Split for the following reasons:

•

The Board believes that effecting the Reverse Stock Split could be an effective means of regaining compliance with the minimum share price requirements for continued listing of our Class A Common Stock on the NYSE;

•

The Board believes that continued listing on the NYSE provides overall credibility to an investment in our stock, given the stringent listing and disclosure requirements of the NYSE. Notably, some trading firms discourage investors from investing in lower priced stocks that are traded in the over-the-counter market because they are not held to the same stringent standards;

•

The Board believes that a higher stock price, which may be achieved through a reverse stock split, could help generate investor interest in the Company and help attract, retain, and motivate employees;

•

The Board believes that a higher stock price may increase the acceptability of our Common Stock to investors who may not find shares of our common stock attractive at the current market price due to the trading volatility often associated with stocks below certain prices; and

•

The Board believes that some potential employees are less likely to work for the Company if we have a low stock price or are no longer listed on the NYSE, regardless of size of our overall market capitalization.

NYSE requirements for continued listing

Our Class A Common Stock is quoted on the NYSE under the symbol “BODY.” One of the requirements for continued listing on the NYSE pursuant to Section 802.01C of the NYSE Listed Company is maintenance of an average closing price of our Class A Common Stock of $1.00 per share over a consecutive 30 trading-day period.

On November 23, 2022, we received notice from the NYSE that as of November 22, 2022 we were not in compliance with the continued listing standard set forth in Section 802.01C of the NYSE’s Listed Company Manual (“Section 802.01C”) because the average closing price of our Class A Common Stock was less than $1.00 per share over a consecutive 30 trading-day period. Pursuant to Section 802.01C, we have a period of six months following the receipt of the notice to regain compliance with the minimum share price requirement. Section 802.01C also provides for an exception to the six-month cure period if the action required to cure the price condition requires stockholder approval, in which case, the action needs to be approved by no later than the Company’s next annual meeting of stockholders. The price condition will be deemed cured if our share price promptly exceeds $1.00 per share, and the price remains above that level for at least the following 30 trading days. On November 25, 2022, we notified the NYSE that we intend to regain compliance with Section 802.01C through, among other options, a reverse stock split, for which we would seek stockholder approval no later than at the Annual Meeting.

Implications of delisting; Rationale for the Board’s approval of the amendment to the Certificate of Incorporation

In the event that our Class A Common Stock were to be delisted from the NYSE, our Class A Common Stock would likely trade in the over-the-counter market. If our Class A Common Stock were to trade on the over-the-counter market, selling our Class A Common Stock could be more difficult because smaller quantities of shares would likely be bought and sold, and transactions could be delayed. In addition, in the event our Class A Common Stock is delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our Class A Common Stock, further limiting the liquidity of our Class A Common Stock. These factors could result in lower prices and larger spreads in the bid and ask prices for our Class A Common Stock.

In approving the proposed amendment to our Certificate of Incorporation, the Board considered that our Class A Common Stock may not appeal to brokerage firms that are reluctant to recommend lower-priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks.

The Board also believes that the Company’s employees and directors who are compensated in the form of our equity-based securities may be less incentivized and invested in the Company if we are no longer listed on the NYSE. Accordingly, the Board believes that maintaining the NYSE listing qualifications for our Class A Common Stock can help attract, retain, and motivate employees and members of our Board.

A delisting from NYSE and continued or further decline in our stock price would also result in negative publicity, impair our ability to raise additional capital through equity or debt financing, decrease securities analysts’ coverage of us and could diminish investor, customer and employee confidence in us. In light of the factors mentioned above, our Board unanimously approved the proposed amendment to our Certificate of Incorporation to effect the Reverse Stock Split as a potential means of increasing and maintaining the average price of our Class A Common Stock to above $1.00 per share in compliance with NYSE requirements.

Board Discretion to Implement the Reverse Stock Split

The Board believes that stockholder approval of a range of ratios (as opposed to a single reverse stock split ratio) is in the best interests of the Company and stockholders because it is not possible to predict market conditions at the time that the Reverse Stock Split would be effected. We believe that a range of Reverse Stock Split ratios provides us with the most flexibility to achieve the desired results of the Reverse Stock Split. The Reverse Stock Split ratio to be selected by our Board, or a special committee designated by our Board, will be a whole number in a range of 1-for-10 to 1-for-50. The Board also has the authority to abandon the Reverse Stock Split amendment.

In determining the Final Ratio and whether and when to effect the Reverse Stock Split following the receipt of stockholder approval, the Board will consider a number of factors, including, without limitation:

•	our ability to maintain the listing of our Class A Common Stock on the NYSE;

•	the historical trading price and trading volume of our Class A Common Stock;

•	the number of shares of our Class A Common Stock outstanding immediately before and after the Reverse Stock Split;

•	the dilutive impact of any potential exercise of the Company’s outstanding warrants to purchase Class A Common Stock and the related impact on the trading price of our Class A Common Stock;

•

the then-prevailing trading price and trading volume of our Class A Common Stock and the anticipated impact of the Reverse Stock Split on the trading price and trading volume of our Class A Common Stock;

•	the anticipated impact of a particular ratio on the number of holders of our Class A Common Stock; and

•	prevailing general market conditions.

We believe that granting the Board the authority to set the ratio for the Reverse Stock Split is essential because it allows us to take these factors into consideration and to react to changing market conditions. If our Board chooses to implement the Reverse Stock Split, we will make a public announcement regarding the determination of the Final Ratio.

Risks Associated with the Reverse Stock Split

There are risks associated with the Reverse Stock Split, including that the Reverse Stock Split may not result in a sustained increase in the per share price of our Class A Common Stock. There is no assurance that:

•

the market price per share of our Class A Common Stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares of our Class A Common Stock outstanding before the Reverse Stock Split;

•

the Reverse Stock Split will result in a per share price that will increase the level of investment in our Class A Common Stock by institutional investors or increase analyst and broker interest in our Company;

•	the Reverse Stock Split will result in a per share price that will increase our ability to attract and retain employees and other service providers; and

•

the market price per share will either exceed or remain in excess of the minimum share price requirements of the NYSE, or that we will otherwise meet the requirements of the NYSE for continued inclusion for trading on the NYSE.

Stockholders should note that the effect of the Reverse Stock Split, if any, upon the market price of our Class A Common Stock cannot be accurately predicted. In particular, we cannot assure you that the price for a share of our Class A Common Stock after the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our Class A Common Stock outstanding immediately prior to the Reverse Stock Split. Furthermore, even if the market price of our Class A Common Stock does rise following the Reverse Stock Split, we cannot assure you that the market price of our Class A Common Stock immediately after the Reverse Stock Split will be maintained for any period of time. Even if an increased per-share price can be maintained, the Reverse Stock Split may not achieve the desired results that have been outlined above. Moreover, because some investors may view the Reverse Stock Split negatively, we cannot assure you that the Reverse Stock Split will not adversely impact the market price of our Class A Common Stock.

While we aim that the Reverse Stock Split will be sufficient to maintain our listing on the NYSE, it is possible that, even if the Reverse Stock Split results in a share price for our Class A Common Stock that exceeds $1.00 per share, we may not be able to continue to satisfy the NYSE’s additional criteria for continued listing of our Class A Common Stock on the NYSE.

We believe that the Reverse Stock Split may result in greater liquidity for our stockholders. However, it is also possible that such liquidity could be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split, particularly if the price of our Class A Common Stock does not increase as a result of the Reverse Stock Split.

IF THIS PROPOSAL IS NOT APPROVED, WE MAY BE UNABLE TO MAINTAIN THE LISTING OF OUR CLASS A COMMON STOCK ON THE NYSE, WHICH COULD ADVERSELY AFFECT THE LIQUIDITY AND MARKETABILITY OF OUR CLASS A COMMON STOCK.

Principal Effects of the Reverse Stock Split

Issued and outstanding shares of Common Stock

If the Reverse Stock Split is approved and effected, each holder of our Common Stock immediately prior to the effectiveness of the Reverse Stock Split will own a reduced number of shares of our Class A Common Stock or Class X Common Stock, as applicable, upon effectiveness of the Reverse Stock Split. The Reverse Stock Split will be effected simultaneously for all issued and outstanding shares of Common Stock and the Final Ratio will be the same for all issued and outstanding shares of Common Stock. The Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share, as described below under “—Fractional Shares.” After the Reverse Stock Split, the shares of our Class A Common Stock and Class X Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to our Class A Common Stock and Class X Common Stock, respectively, now authorized Class A Common Stock and Class X Common Stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. The Reverse Stock Split will not affect the Company continuing to be subject to the periodic reporting requirements of the Exchange Act.

The Reverse Stock Split may result in some stockholders owning “odd-lots” of less than 100 shares of our Class A Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

Relative increase in number of authorized shares of Common Stock for Issuance

The Reverse Stock Split will not affect the number of authorized shares or the par value of our capital stock, which will remain at 2,000,000,000, consisting of: (i) 1,600,000,000 shares of Class A Common Stock, (ii) 200,000,000 shares of Class X Common Stock, (iii) 100,000,000 shares of Class C common stock, par value $0.0001 per share (“Class C Common Stock”), and (iv) 100,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock,” and together with our Class A Common Stock, Class B Common Stock, and Class C Common Stock, our “Capital Stock”).

Although the number of authorized shares of our Capital Stock will not change as a result of the Reverse Stock Split, the number of shares of our Common Stock issued and outstanding will be reduced in proportion to the Final Ratio. Thus, the Reverse Stock Split will effectively increase the number of authorized and unissued shares of our Common Stock available for future issuance by the amount of the reduction effected by the Reverse Stock Split.

If the proposed Reverse Stock Split amendment is approved, all or any of the authorized and unissued shares of our Class A Common Stock may be issued in the future for such corporate purposes and such consideration as the Board deems advisable from time to time, without further action by the stockholders of our Company and without first offering such shares to our stockholders. When and if additional shares of our Class A Common Stock are issued, these new shares would have the same voting and other rights and privileges as the currently issued and outstanding shares of Class A Common Stock, including the right to cast one vote per share. The Company regularly considers its capital requirements and may need to conduct equity offerings of Class A Common Stock in the future. The relative increase in the number of shares of Class A Common Stock would enable the Company to retain flexibility to address capital requirements, including the ability to conduct equity offerings of Class A Common Stock.

Under our Certificate of Incorporation, additional shares of Class X Common Stock may not be issued unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock voting as a separate class and only for a limited period of time. The Reverse Stock Split will have no effect on the number of authorized shares of Class C Common Stock or Preferred Stock or the par value of Class C Common Stock or Preferred Stock, and we currently do not have any outstanding shares of Class C Common Stock or Preferred Stock.

Effect on outstanding equity incentive plans

The Company maintains the 2023 Employee Inducement Incentive Award Plan, 2021 Incentive Award Plan, 2021 Employee Stock Purchase Plan and Amended and Restated 2020 Equity Compensation Plan (collectively, the “Plans”), which are designed primarily to provide stock-based incentives to individual service providers of the Company. Accordingly, if the Reverse Stock Split is approved by our stockholders and our Board decides to implement the Reverse Stock Split, as of the effective time of the Reverse Stock Split, (i) the number of shares of Class A Common Stock issuable upon exercise or vesting of such awards under the Plans would be proportionally reduced based on the Final Ratio selected by our Board and (ii) and any per share exercise price and/or any stock price goals applicable to such awards would be proportionally increased based on the Final Ratio selected by our Board, subject to the terms of the applicable Plan and the award agreement. In addition, the number of shares available for future issuance and any share-based award limits under the any of the Plans will be proportionately reduced based on the Final Ratio selected by our Board.

Effect on warrants

As of September 22, 2023, the Company has outstanding (i) 10,000,000 warrants, each whole warrant entitling the holder to purchase one share of our Class A Common Stock at $11.50 per share, originally issued in the initial public offering of units of Forest Road Acquisition Corp. (“Public Warrants”); (ii) 5,333,333 warrants, each whole warrant entitling the holder to purchase one share of our Class A Common Stock at $11.50 per share, originally issued in a private placement at a price of $1.50 per warrant in connection with the initial public offering of Forest Road Acquisition Corp (“Private Placement Warrants”); (iii) warrants to purchase an aggregate 1,184,834 shares of our Class A Common Stock at a price of $8.44 per share, originally issued to Akron Supplement, LLC and Schwarzenegger Blind Trust in connection with the acquisition of Ladder, LLC ( “Ladder Warrants”); and (iv) warrants to purchase an aggregate of 4,716,756 shares of our Class A Common Stock at a price of $0.41 per share originally issued to affiliates of Blue Torch Finance, LLC in connection with the Credit Facility (“Term Loan Warrants” and, together with Public Warrants, Private Placement Warrants and Ladder Warrants, “Warrants”).

If the Reverse Stock Split is approved and effected, under the terms of the Warrants’ applicable warrant agreement, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be proportionately decreased, the Warrant purchase price will be equitably adjusted (to the nearest cent with respect to the Public Warrants and Private Warrants) based on the Final Ratio selected by our Board. The terms of our outstanding Warrants do not permit issuance of fractional shares upon exercise of such Warrants. Instead, the number of shares issuable shall be rounded down upon exercise of the Warrants.

Impact of Reverse Stock Split on capital structure

The chart below outlines the capital structure as described in this proposal and prior to and immediately following a possible Reverse Stock Split if the Reverse Stock Split is effected at a ratio of 1-for-10, 1-for-20, 1-for-30, 1-for-40 or 1-for-50 based on share information as of the close of business on September 22, 2023. The below does not give effect to any other changes, including any issuance of securities, after September 22, 2023.

	Pre-Split		1-for-10		1-for-20		1-for-30		1-for-40		1-for-50
	Class A	Class X	Class A	Class X	Class A	Class X	Class A	Class X	Class A	Class X	Class A	Class X
Authorized	1,600,000,000	200,000,000	1,600,000,000	200,000,000	1,600,000,000	200,000,000	1,600,000,000	200,000,000	1,600,000,000	200,000,000	1,600,000,000	200,000,000
Issued and Outstanding	176,264,868	136,450,256	17,626,487	13,645,026	8,813,244	6,822,513	5,875,496	4,548,342	4,406,622	3,411,257	3,525,298	2,729,006
Issuable Upon Exercise of Outstanding Warrants	24,030,745	—	2,403,075	—	1,201,538	—	801,025	—	600,769	—	480,615	—
Issuable under Outstanding Awards(1)	76,494,632	—	7,649,464	—	3,824,732	—	2,549,822	—	1,912,366	—	1,529,893	—
Reserved for Issuance under the Plans(2)	23,033,160	—	2,303,316	—	1,151,658	—	767,772	—	575,829	—	460,664	—
Authorized but Unissued and Unreserved(3)(4)	1,300,176,595	63,549,744	1,570,017,658	186,354,974	1,585,008,828	193,177,487	1,590,005,885	195,451,658	1,592,504,414	196,588,743	1,594,003,530	197,270,994

(1)	Performance-based restricted stock units are reported assuming issuance at “maximum.”
(2)	Shares reserved for future issuance under the Plans as of September 22, 2023, excluding shares issuable under outstanding stock options and restricted stock units.

(3)

Shares authorized but unissued and unreserved represent shares of Class A Common Stock available for future issuance as of September 22, 2023, excluding shares issuable under outstanding stock options and restricted stock units, shares issuable upon exercise of Warrants and shares reserved for issuance under the Plans.

(4)

Under our Certificate of Incorporation, additional shares of Class X Common Stock may not be issued unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock voting as a separate class and only for a limited period of time.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates (if applicable)

If the proposed amendment to our Certificate of Incorporation is approved by the Company’s stockholders and our Board determines to effect the Reverse Stock Split, the Reverse Stock Split will become effective at the time the Certificate of Amendment is filed with the Secretary of State of the State of Delaware (the “Effective Time”). At the Effective Time, shares of our Common Stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of the stockholders, into new shares of Class A Common Stock or Class X Common Stock, as applicable, in accordance with the Final Ratio contained in the Certificate of Amendment

Registered “book-entry” holders of Common Stock

As soon as practicable after the Effective Time, stockholders will be notified by our transfer agent that the Reverse Stock Split has been effected. If you hold shares of Common Stock in book-entry form, you will not need to take any action to receive post-Reverse Stock Split shares of our Common Stock. As soon as practicable after the Effective Time, the Company’s transfer agent will send to your registered address a transmittal letter along with a statement of ownership indicating the number of post-Reverse Stock Split shares of Common Stock you hold. If applicable, a check representing a cash payment in lieu of fractional shares will also be mailed to your registered address as soon as practicable after the Effective Time (see “—Fractional shares” below).

Beneficial holders of Common Stock

Upon the implementation of the Reverse Stock Split, we intend to treat shares of Common Stock held by stockholders in “street name” (i.e., through a bank, broker, custodian, or other nominee), in the same manner as registered “book-entry” holders of Common Stock. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split and making payment for fractional shares. If a stockholder holds shares of our Common Stock with a bank, broker, custodian, or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker, custodian, or other nominee.

Fractional shares

No scrip or fractional shares would be issued if, as a result of the Reverse Stock Split, a stockholder would otherwise become entitled to a fractional share because the number of shares of Class A Common Stock or Class X Common Stock they hold before the Reverse Stock Split is not evenly divisible by the Final Ratio. Instead, each stockholder will be entitled to receive a cash payment in lieu of such fractional share. The cash payment to be paid will be equal to the fraction of a share to which such stockholder would otherwise be entitled multiplied by the closing price per share as reported by the NYSE (as adjusted to give effect to the Reverse Stock Split) on the date of the Effective Time. No transaction costs would be assessed to stockholders for the cash payment. Stockholders would not be entitled to receive interest for their fractional shares for the period of time between the Effective Time and the date payment is received.

After the Reverse Stock Split, then-current stockholders would have no further interest in our Company with respect to their fractional shares. A person entitled to a fractional share would not have any voting, dividend or other rights in respect of their fractional share except to receive the cash payment as described above. Such cash payments would reduce the number of post-Reverse Stock Split stockholders to the extent that there are stockholders holding fewer than that number of pre-Reverse Stock Split shares within the Final Ratio that is determined by the Board as described above. Reducing the number of post-Reverse Stock Split stockholders, however, is not the purpose of this proposal.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds for fractional shares would be deposited, sums due to stockholders in payment for fractional shares that are not timely claimed after the Effective Time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

No Appraisal Rights

Under the General Corporation Law of the State of Delaware, the Company’s stockholders will not be entitled to appraisal rights with respect to the Reverse Stock Split, and we do not intend to independently provide stockholders with any such right.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the Reverse Stock Split, the Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Anti-takeover Effects of Reverse Stock Split

Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any action, including the proposed amendment to our Certificate of Incorporation discussed herein, that may be used as an anti-takeover mechanism. An additional effect of the Reverse Stock Split would be to increase the relative amount of authorized but unissued shares of our Common Stock, which may, under certain circumstances, be construed as having an anti-takeover effect. Although not intended for such purposes, the effect of the increased available shares could be to render more difficult or discourage an attempt to take over or otherwise obtain control of the Company (for example, by permitting issuances that would dilute the stock ownership of a person or entity seeking to effect a change in the composition of the Board or contemplating a tender offer or other change in control transaction). In addition, our Certificate of Incorporation and our Bylaws include provisions that may have an anti-takeover effect. These provisions, among things, permit the Board to issue Preferred Stock with rights senior to those of our Common Stock without any further vote or action by the stockholders and do not provide for cumulative voting rights, which could make it more difficult for stockholders to effect certain corporate actions and may delay or discourage a change in control.

Our Board is not presently aware of any attempt to acquire control of the Company, and the Reverse Stock Split proposal is not part of any plan by our Board to recommend or implement a series of anti-takeover measures.

Accounting Treatment of the Reverse Stock Split

If the Reverse Stock Split is effected, the par value per share of our Common Stock will remain unchanged at $0.0001. Accordingly, at the Effective Time, the stated capital on the Company’s consolidated balance sheets attributable to our Common Stock will be reduced in proportion to the size of the Final Ratio, and the additional paid-in-capital account will be increased by the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged as a result of the Reverse Stock Split. Per share net income or loss will be increased because there will be fewer shares of Common Stock outstanding. The Company does not anticipate that any other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, will arise as a result of the Reverse Stock Split.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material U.S. federal income tax consequences of the Reverse Stock Split to certain U.S. Holders (as defined below) of Common Stock. This summary is based upon the provisions of the Code, regulations promulgated by the U.S. Department of the Treasury thereunder, administrative rulings and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change and differing interpretations, possibly with retroactive effect. Changes in these authorities or their interpretation may result in the U.S. federal income tax consequences of the Reverse Stock Split differing substantially from the consequences summarized below.

This discussion is limited to U.S. Holders that hold our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary is for general information purposes only and does not address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders of our Common Stock in light of their particular circumstances or to U.S. Holders of our Common Stock that may be subject to special tax rules, including, without limitation: (i) persons subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations or governmental organizations; (iv) brokers or dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) entities or arrangements treated as partnerships for U.S. federal income tax purposes and their partners or members, S corporations or other pass-through entities; (vii) traders in securities that elect to use the mark-to-market method of accounting; (viii) persons whose “functional currency” is not the U.S. dollar; (ix) persons holding our Common Stock in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment; (x) persons who acquired our Common Stock in connection with employment or the performance of services; (xi) retirement plans; (xii) persons who are not U.S. Holders; or (xiii) certain former citizens or long-term residents of the United States.

In addition, this summary of certain U.S. federal income tax consequences does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction or any U.S. federal tax consequences other than U.S. federal income taxation (such as U.S. federal estate and gift tax consequences). If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Partnerships holding our Common Stock and the partners in such partnerships should consult their tax advisors regarding the tax consequences to them of the Reverse Stock Split.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service, or the IRS, regarding the U.S. federal income tax consequences of the Reverse Stock Split, and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVISE. EACH STOCKHOLDER SHOULD CONSULT ITS TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS, UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

This summary addresses only stockholders that are U.S. Holders. For purposes of this discussion, a “U.S. Holder” is any beneficial owner of our Common Stock that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

The Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder generally should not recognize gain or loss upon the Reverse Stock Split, except with respect to cash received in lieu of fractional shares, as discussed below. A U.S. Holder’s aggregate tax basis in the shares of the Common Stock received pursuant to the Reverse Stock Split should equal the U.S. Holder’s aggregate tax basis in the shares of the Common Stock surrendered (excluding any portion of such basis that is allocated to any fractional share of our Common Stock), and such U.S. Holder’s holding period in the shares of the Common Stock received should include the holding period of the shares of the Common Stock surrendered.

Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of shares of Common Stock surrendered pursuant to the Reverse Stock Split to shares of Common Stock received pursuant to the Reverse Stock Split. Stockholders holding shares of Common Stock that were acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. Holder who receives cash in lieu of a fractional share in the Reverse Stock Split generally should recognize capital gain or loss in an amount equal to the difference between the amount of the cash received and the U.S. Holder’s adjusted tax basis in the shares of Common Stock surrendered that is allocable to such fractional share. Such capital gain or loss generally should be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of Common Stock surrendered exceeded one year at the effective time of the Reverse Stock Split. Stockholders should consult their tax advisors regarding the tax effects to them of receiving cash in lieu of fractional shares based on their particular circumstances.

A U.S. Holder may be subject to information reporting with respect to any cash received in lieu of a fractional share in the Reverse Stock Split. U.S. Holders who are subject to information reporting and who do not provide a correct taxpayer identification number and other required information (such as by submitting a properly completed Internal Revenue Service Form W-9) may also be subject to backup withholding at the applicable rate. Any amount withheld under such rules is not an additional tax and may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service. Stockholders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Required Vote

Adoption of this proposal requires the affirmative vote of the majority of the votes cast (meaning the number of shares voted “for” a proposal must exceed the number of shares voted “against” such proposal). Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the vote for this proposal.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote “FOR” the authorization of the Board to amend the Company’s Certificate of Incorporation to effect a Reverse Stock Split of all of the Company’s issued and outstanding Common Stock by a ratio in the range of 1-for-10 to 1-for-50.

Authorization of the Board to amend the Certificate of Incorporation to effect a Reverse Stock Split	✓	OUR BOARD RECOMMENDS YOU VOTE “FOR” THE AUTHORIZATION OF THE BOARD TO AMEND THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT IN THE RANGE OF 1-FOR-10 TO 1-FOR-50

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our Bylaws. Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals that are intended to be presented at our 2024 annual meeting of stockholders and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us no later than June 13, 2024. Stockholders are also advised to review our Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. Under our Bylaws, the deadline for submitting a stockholder proposal outside of Rule 14a-8 or a nomination for director that you intend to present at our 2024 annual meeting of stockholders is not later than the close of business on the 90th day (August 22, 2024), nor earlier than the 120th day (July 23, 2024) prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for on a date that is not more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so received not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made.

In addition to satisfying the foregoing requirements under the company’s bylaws, to comply with the universal proxy rules (once they become effective), stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than October 1, 2024. In connection with our annual meeting of stockholders in 2024, we intend to file a proxy statement and a WHITE proxy card with the SEC in connection with our solicitation of proxies for that meeting.

Stockholder proposals must be in writing and should be addressed to our Corporate Secretary, Jonathan Gelfand, at our principal executive offices at 400 Continental Blvd., Suite 400, El Segundo, California 90245. It is recommended that stockholders submitting proposals direct them to our Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the SEC.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Proxy Statement and Annual Report and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report and other proxy materials mailed to you, please submit a written request to our Corporate Secretary, Jonathan Gelfand, c/o The Beachbody Company, Inc., 400 Continental Blvd., Suite 400, El Segundo, California 90245, or email our Investor Relations at investorrelations@beachbody.com, and we will promptly send you what you have requested. You can also contact our Corporate Secretary or Investor Relations if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxies and information statements that we have filed electronically with the SEC at http://www.sec.gov. The information contained on our website, other than this proxy statement, is not considered proxy solicitation material and is not incorporated by reference herein.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2022 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WE FILED WITH THE SEC ON MARCH 16, 2023, WILL BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO C/O CORPORATE SECRETARY, JONATHAN GELFAND, THE BEACHBODY COMPANY, INC., 400 CONTINENTAL BLVD, SUITE 400, EL SEGUNDO, CALIFORNIA 90245. THE SHARE OWNERSHIP OF THE STOCKHOLDER SUBMITTING THE STOCKHOLDER PROPOSAL MAY BE OBTAINED BY USING THE CONTACT INFORMATION ABOVE.

OTHER MATTERS

We do not know of any business, other than as described in this Proxy Statement that should be considered at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

To assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed proxy and date, sign, and return it promptly in the envelope provided. The signing of a proxy by no means prevents you from attending and voting at the Annual Meeting.

By order of the Board of Directors,

/s/
Jonathan Gelfand
Corporate Secretary

      , 2023

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/BODY • Cast your vote online • Have your Proxy Card ready P.O. BOX 8016, CARY, NC 27512-9903 • Follow the simple instructions to record your vote PHONE Call 1-866-750-0049 • Use any touch-tone telephone • • Have your Proxy Card ready Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided You must register to attend the meeting by November 19, 2023 5:00PM PT online at www.proxydocs.com/BODY The Beachbody Company, Inc. Annual Meeting of Stockholders For Stockholders of record as of September 22, 2023 DATE: Monday, November 20, 2023 TIME: 11:00 AM, Pacific Time PLACE: To be held virtually — please visit www.proxydocs.com/BODY for additional information on virtual meeting registration. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Jonathan Gelfand, Corporate Secretary (the “Named Proxy”), as the true and lawful attorney of the undersigned, with full power of substitution and revocation, and authorizes him, to vote all the shares of capital stock of The Beachbody Company, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

The Beachbody Company, Inc. Annual Meeting of Stockholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2, 3 AND 4 BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. Election of nine nominees named in the proxy statement to serve on the Board of Directors. FOR WITHHOLD 1.01 Mary Conlin FOR #P2# #P2# 1.02 Carl Daikeler FOR #P3# #P3# 1.03 Kristin Frank FOR #P4# #P4# 1.04 Mark Goldston FOR #P5# #P5# 1.05 Michael Heller FOR #P6# #P6# 1.06 Ann Lundy FOR #P7# #P7# 1.07 Kevin Mayer FOR #P8# #P8# 1.08 John Salter FOR #P9# #P9# 1.09 Ben Van de Bunt FOR #P10# #P10# FOR AGAINST ABSTAIN 2. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public FOR accounting firm of the Company for the fiscal year ending December 31, 2023. #P11# #P11# #P11# 3. Advisory approval of the Company’s executive compensation. FOR #P12# #P12# #P12# 4. Authorization of the Board to amend the Company’s amended and restated certificate of FOR incorporation to effect a reverse stock split of all of the Company’s issued and outstanding #P13# #P13# #P13# common stock by a ratio in the range of 1-for-10 to 1-for-50. Note: Any other business which may properly come before the annual meeting or any adjournment or postponement. In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to questions of general interest to stockholders. You must register to attend the meeting by November 19, 2023 5:00PM PT online at www.proxydocs.com/BODY Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date